AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2003

                                               Registration No. ________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                            NEW FRONTIER ENERGY, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


         Colorado                          1380                  84-1530098
------------------------------ ----------------------------   -----------------
(State or jurisdiction of      (Primary Standard Industrial   I.R.S. Employer
incorporation or organization)  Classification Code Number)   Identification No.


                         5525 Erindale Drive, Suite 201
                        Colorado Springs, Colorado 80918
                                 (719) 260-8509
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)


                            Paul G. Laird, President
                            New Frontier Energy, Inc.
                         5525 Erindale Drive, Suite 201
                        Colorado Springs, Colorado 80918
                                 (719) 260-8509
          ------------------------------------------------------------
            (Name, address and telephone number of agent for service)


                        Copies of all communications to:

                             David J. Babiarz, Esq.
                              Dufford & Brown, P.C.
                            1700 Broadway, Suite 1700
                           Denver, Colorado 80290-1701
                                 (303) 861-8013

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each Class    Amount to be    Proposed Maximum     Proposed Maximum     Amount of
of Securities to       Registered(1)   Offering Price       Aggregate Offering   Registration
Be Registered                          Per Share(1)         Price(1)             Fee
-------------------   -------------   ------------------   ------------------   -------------
Common Stock, $.001   12,775,616      $.1698               $2,169,249           $175.50
par value, to be
issued by the
Company
-------------------   -------------   ------------------   ------------------   -------------
         TOTAL        12,775,616
-------------------   -------------   ------------------   ------------------   -------------

------------------------
(1) Consists of common stock of New Frontier Energy, Inc. ("NFE") to be distributed by Wyoming Oil & Minerals, Inc., a Wyoming corporation ("WYOG"), to the holders of its common stock on June 30, 2003 (the "Distribution Record Date") to effect a distribution of NFE's shares. WYOG shareholders will not be charged or assessed for the NFE common stock, and NFE will receive no consideration for the distribution of the foregoing shares. There currently exists no market for NFE common stock. The registration fee has therefore been calculated based on the book value of such securities in accordance with the provisions of Rule 457(f)(2).
------------------------

In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.



             SUBJECT TO COMPLETION, DATED ____________________, 2003


                                   PROSPECTUS

                            NEW FRONTIER ENERGY, INC.
                    Distribution of New Frontier Energy, Inc.
                        12,775,616 shares of Common Stock

We are furnishing this Prospectus to the shareholders of Wyoming Oil & Minerals, Inc. ("WYOG"), a Wyoming corporation. WYOG will distribute all of our outstanding common stock that it owns in a special distribution to its shareholders.

Shareholders of WYOG will receive one (1) of our shares for every one (1) share of WYOG which they owned on June 30, 2003, the record date of the distribution. These distributions will be made within ten (10) days of the date of this Prospectus. We are bearing all costs incurred in connection with this distribution.

Before this distribution, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common stock is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.

            Investing in our common stock involves substantial risks.
                           See "Risk Factors" (page 2)

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                        Dated _____________________, 2003

                                Table of Contents
                                -----------------

SUMMARY....................................................................   1
   BACKGROUND..............................................................   1
   OUR BUSINESS............................................................   1
   FINANCIAL DATA..........................................................   2
RISK FACTORS...............................................................   2
FORWARD-LOOKING STATEMENTS................................................   11
THE DISTRIBUTION..........................................................   12
   BACKGROUND AND REASONS FOR THE DISTRIBUTION............................   14
   DISTRIBUTION TRUST.....................................................   15
   MECHANICS OF COMPLETING THE DISTRIBUTION...............................   15
   DIVIDEND POLICY........................................................   16
   CAPITALIZATION.........................................................   16
   CERTAIN MARKET INFORMATION.............................................   17
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.................   17
   PLAN OF OPERATION......................................................   17
   NATURAL GAS GATHERING SYSTEM...........................................   20
   AREA OF MUTUAL INTEREST................................................   20
   ADMINISTRATIVE EXPENSES................................................   21
   ACQUISITION OF ADDITIONAL PROPERTY.....................................   21
   PROSPECT ACQUISITION AND SALE PHILOSOPHY...............................   21
   RESULTS OF OPERATIONS - YEAR ENDED FEBRUARY 28, 2003...................   22
   RESULTS OF OPERATIONS - YEAR ENDED FEBRUARY 28, 2002...................   22
   LIQUIDITY AND CAPITAL RESOURCES........................................   23
   OUR ACCOUNTANT.........................................................   24
BUSINESS..................................................................   24
   OVERVIEW...............................................................   24
   DESCRIPTION OF PROPERTIES..............................................   24
   FLY CREEK PROSPECT.....................................................   24
   FACILITIES.............................................................   25
   EMPLOYEES..............................................................   25
   COMPETITION............................................................   25
   GOVERNMENT REGULATION..................................................   25
   GLOSSARY OF TERMS......................................................   26
   LEGAL PROCEEDINGS......................................................   27
MANAGEMENT................................................................   27
   DIRECTORS AND EXECUTIVE OFFICERS.......................................   27
   DIRECTOR COMPENSATION..................................................   30
   EMPLOYMENT AGREEMENTS..................................................   30
   EQUITY INCENTIVE PLAN..................................................   31
   EXECUTIVE COMPENSATION.................................................   31
   INDEMNIFICATION AND LIMITATION ON LIABILITY OF DIRECTORS...............   33
   CONFLICTS OF INTEREST..................................................   33
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................   34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   34

   CHANGES IN CONTROL.....................................................   36
FEDERAL INCOME TAX CONSIDERATIONS.........................................   36
   GENERAL................................................................   36
   BACK-UP WITHHOLDING REQUIREMENTS.......................................   38
   FEDERAL SECURITIES LAWS CONSEQUENCES...................................   38
COMPARISON OF SHAREHOLDERS' RIGHTS........................................   39
DESCRIPTION OF OUR COMMON STOCK...........................................   45
   COMMON STOCK...........................................................   45
   PREFERRED STOCK........................................................   45
   WARRANTS...............................................................   46
   CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION....................   46
   TRANSFER AGENT.........................................................   46
WHERE YOU CAN FIND MORE INFORMATION.......................................   46
LEGAL MATTERS.............................................................   47
EXPERTS...................................................................   47
CONSOLIDATED FINANCIAL STATEMENTS.........................................   F-1

                  QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

Q:   How Many NFE Shares Will I Receive?

A:   WYOG will distribute to you one (1) share of our common stock for every one
     (1) share of WYOG that you own on the record date.

Q:   Why is WYOG distributing the shares of NFE at this time?

A: The Board of Directors of WYOG has determined to separate the business of NFE from that of WYOG. The WYOG board believes that its shares are undervalued relative to its assets, including the assets of NFE. In order to address this perceived deficiency, and in an effort to afford investors an opportunity to focus exclusively on the business of NFE, the WYOG board has determined to distribute all shares of NFE to its shareholders at this time so NFE can operate as a separate entity.

Q:   What Are Shares of NFE Worth?

A: The value of our shares will be determined by their trading price after the distribution. We do not know what the trading price will be and we can provide no assurances as to value.

Q:   What Will NFE Do After the Distribution?

A: NFE will continue to operate as a holding company for Skyline Resources, Inc. which explores for and develops oil and natural gas properties. We may also investigate other acquisitions in the oil and gas industry.

Q: Will NFE Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A: Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more marketmakers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any marketmaker to do so.

Q:   What Are The Tax Consequences To Me Of The Distribution?

A: We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws. This is because one of the requirements under U.S. tax laws for the transaction to constitute a tax-free spin-off is that both WYOG and NFE must have been engaged in an active trade or business for at least five years prior to the date of distribution. Since we have been in existence only three years, we do not believe that we can satisfy this requirement. We therefore believe that the fair market value of the NFE shares will reduce your basis in your WYOG shares, and any excess will be treated as capital gain. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the distribution. (See, "FEDERAL INCOME TAX CONSIDERATIONS.")

Q:   What Do I Have To Do To Receive My NFE Shares?

A: No action by you is required. You do not need to pay any money or surrender your WYOG common shares to receive our common shares. The number of WYOG common shares you own will not change. If your WYOG common shares are held in a brokerage account, our common shares will be credited to that account. If you own your WYOG common shares in certificated form, certificates representing your NFE common shares will be mailed to you.

Q:   Why am I Receiving This Prospectus if I Have Already Sold my WYOG Common
     Stock?

A: You have received this prospectus if you owned WYOG common stock on the record date, June 30, 2003. Even if you have sold your WYOG common stock after the record date, you are entitled to receive the distribution of NFE shares.

Q:   When will I receive my NFE Shares?

A: All of our common shares will be delivered to the distribution agent within 10 days of the date of this prospectus. If you hold your WYOG common stock in a brokerage account, your shares of our common stock will be credited to that account. If you hold your WYOG common stock in certificated form, a certificate representing shares of our common stock will be mailed to you by the distribution agent. The mailing process is expected to take approximately 30 days.

Q:   What will be the relationship of NFE and WYOG after the distribution?

A: After the distribution, WYOG and NFE will be owned separately. Immediately after the distribution, both companies will be owned by the same individuals and entities in exactly the same proportion. However, after that date, shares of each company may trade independently. The Board of Directors of WYOG and NFE will have two members in common. This will be the only relationship between the companies following the distribution.

                                     SUMMARY

     The following information summarizes the more detailed information in this prospectus. However, you should read this entire prospectus, including the detailed financial statements at the end, before making a decision to invest in our shares.

Background

     Please note that throughout this prospectus, and unless otherwise noted, the words "we," "our" or "us" refers to New Frontier Energy, Inc. and our wholly owned subsidiary, Skyline Resources, Inc. The primary asset of the parent company New Frontier Energy, Inc. is the stock of Skyline Resources, Inc. Accordingly, we refer to operations of Skyline Resources, Inc. as our operations.

     We were originally formed and organized under the laws of the State of Colorado in January of 2000 to operate an on-line storage rental service. That business never progressed past the development stage. In March 2001, we changed our name to New Frontier Energy, Inc. and commenced operations in the oil and gas industry through the acquisition of all of the outstanding shares of Skyline.

     In February 2002, we were acquired by WYOG. Our board of directors and shareholders determined at that time that it would be beneficial for us to operate as part of a publicly traded company. That decision provided us access to additional funding in an effort to continue development of our oil and gas assets.

     The board of directors of WYOG has now decided, as part of its strategic plan, to divest itself of our operations. Accordingly, WYOG transferred certain assets and liabilities to us and appointed new management. The shares of our common stock being distributed under this prospectus represent 100% of our outstanding shares.

Our Business

     Through Skyline, we explore for, and develop, oil and natural gas. We currently have an interest in two properties, the Fly Creek Prospect, located in northwest Colorado and southwest Wyoming, and the Nucla Prospect, located in central Colorado. Each of these properties is undeveloped, which means they do not currently produce any oil or natural gas. The Fly Creek Prospect is operated by an independent third party. The Nucla Prospect is owned with a number of independent third parties who have combined their acreage positions in this area in order to share costs and provide marketing skills in an effort to sell the acreage to one or more other third parties.

     Our primary asset is a 30% interest in the Fly Creek Prospect. That property consists of approximately 17,000 gross acres of oil and gas leases operated by a company called Cedar Ridge, LLC, an independent third party. Our objective with this property is to produce coal bed methane gas believed to exist in subsurface formations. Eight wells and one water disposal well currently exist on the property, and we own an interest in each of these wells, together with associated equipment and leasehold interests. These wells are currently not producing. We recently sold an interest in this property to Cedar Ridge, and we believe they will begin additional exploration and development in the near future.

     The Nucla Prospect consists of approximately 40,000 gross acres on 28 different oil and gas leases in Montrose County, Colorado. Our participation in that acreage varies, on a lease-by-lease basis, between 20 and 30%. We and the other participants sold our respective interests to a third party under an option agreement, but the property reverted to us after the third party failed to make required payments. We continue our efforts to sell that property and hope to sell it for cash, retaining an overriding royalty interest, and, depending on the terms of sale, a carried or back-in working interest. We and the other participants will participate in proceeds of any sale by first recovering our individual lease and other costs of sale, and then pro rata based on our interest in the individual leases.

     Our principal executive offices are currently located in Colorado at 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918. Our telephone number at that address is (719) 260-8509, and our facsimile number is (719) 260-8516. We maintain our office with that of Wyoming Oil & Minerals, Inc.

Financial Data

     Since our inception, we have received minimal revenue and realized an accumulated loss from operations of $1,226,306. Our activities have been limited to organizational efforts, raising capital, developing the Fly Creek Prospect and drilling two dry holes, one in Kansas and one in Wyoming.

     At February 28, 2003, we had current assets of $402,736 and current liabilities of $711,222, resulting in a working capital deficit of $308,486. Our total assets equaled $3,265,619 at that date, consisting primarily of undeveloped oil and gas property.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

     The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

     Due to our lack of operating history, there is no assurance that we will continue in operation. We are a new entrant into the oil and gas industry. We were formally organized in January 2000 and did not commence operation in the oil and gas industry until February 2001. Since that date, our activities have been limited to organizational efforts, obtaining working capital and acquiring and developing a very limited number of properties. As a result, we have no history of production or generating revenue. We face all of the obstacles encountered by new businesses, including a need for working capital, need for additional personnel, competition and lack of an established reputation. There is no assurance that we will be successful in overcoming these obstacles.

     We have a history of losses from operation and negative cash flow that is likely to continue unless we successfully produce oil or natural gas. We have accumulated an operating loss since inception of $1,226,306 and have had virtually no revenue. During the fiscal year ended February 28, 2003, our operations used $237,619 of cash. This deficit was paid for by advances from WYOG. Subsequent to fiscal year-end, we received $375,000 from the sale of our interest in the Fly Creek Prospect which is not reflected in our use of cash. Substantially all of our cash flow since inception has come from short-term loans, equity investments and the sale of oil and gas properties. As a result, we are dependent on the receipt of production from our properties and additional capital investment to continue in operation. While we have ongoing discussions with potential capital sources, there is no assurance that these discussions will be successful or that we will be able to obtain capital on acceptable terms.

     We will likely require additional working capital to continue operation and fund our development. Due to our limited working capital and the fact that our properties are not currently producing, it is likely that we will require additional working capital to continue operations. The operating agreement with Cedar Ridge requires that we pay our proportionate share of costs and expenses incurred in developing the Fly Creek Prospect after receiving credit for up to $500,000 to be paid by Cedar Ridge, and these costs may be substantial. We will also require additional capital for administrative expenses and acquisition of any additional properties. We have no assured source of financing for these capital requirements. It is our management's belief that if we are successful in proving the existence of economic amounts of reserves at the Fly Creek Prospect, obtaining additional capital will be simplified. Such discovery would allow us to seek project or production financing which would otherwise be unavailable. However, there is no assurance that our development of the Fly Creek Prospect will result in proved reserves or that financing can be obtained on terms acceptable to us. We do not believe that we are presently a candidate for conventional debt financing, as we have no assured source of repayment.

     We have very minimal proved reserves at this time. The Fly Creek Prospect is our primary oil and gas property where we have invested most of our capital resources. This prospect is still in the development stage, and no estimate can be made at this time as to proved oil and natural gas reserves, nor can any guarantees be made that sufficient reserves will be discovered for production. Although eight wells have been drilled on the property to date, the absence of a sustained production history and a pipeline to deliver gas from the property to market prevents our engineers from assigning any proved reserves to the property. As a result, investors have no assurance that we will have any future cash flow.

     If we acquire or discover any natural gas reserves, we will be dependent on the construction and maintenance of a natural gas pipeline to deliver the product to market. In order for us to sell any natural gas from our Fly Creek Prospect, there will have to be constructed and maintained a pipeline to deliver natural gas from the property to an interstate or intrastate natural gas pipeline system. There is no assurance that we will have the working capital to construct this line. If we are able to obtain the capital, construction and maintenance of the system will likely be supervised by a third party. In addition, we will be dependent on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of the gas reserves. An inability to obtain transportation and/or storage services at competitive rates can hinder the processing and marketing operations and/or affect sales margins.

     Many aspects of gathering, processing, marketing and transportation of natural gas are subject to federal, state and local laws and regulations which can have a significant impact upon overall operations. Both transportation and storage of natural gas by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. The construction and operation of gathering lines, plants and other facilities are subject to environmental laws and regulations that could affect our financial position or results of operations.

     Substantially all of our investment is tied up in one property, and if that prospect is not productive of oil or natural gas, we will be forced to seek additional opportunities. Substantially all of our current capital investment is tied up in the Fly Creek Prospect. Since this Prospect is not currently developed, we are dependent on the development efforts to prove reserves at Fly Creek for additional cash flow. If we are unable to prove that such Prospect can be productive of oil and natural gas, we will be forced to seek additional investments. Investigating and locating suitable property for acquisition is expensive and time consuming. Even if we are successful in identifying one or more additional properties for acquisition, there is no assurance that we can obtain such property at reasonable prices or that sufficient working capital will be available to finance the acquisition. Our dependence on a single prospect property for cash flow increases the risk of our future success.

     Our primary oil and gas property is subject to an operating agreement with a third party. The Fly Creek Prospect is subject to an operating agreement with Cedar Ridge, LLC, the owner of a 36.666667% interest in the field. The operator of that property has control over the management of operations on the Prospect and makes decisions regarding development of the field. These decisions may affect our capital requirements. Under the terms of the operating agreement, we have the option to participate in drilling on a well- by-well basis, or up to as many as 13 wells at one time. If we elect to participate in drilling, we are obligated to contribute 30% of the costs after receiving credit for up to $500,000 to be paid by Cedar Ridge, and if we are unable to make such payments, we will be subject to a 450% penalty for our pro rata share of the costs.

     We are operating in oil and natural gas exploration, which is a high-risk activity, and our participation in drilling may not be successful. Our future success will depend largely on the success of the exploration and drilling program. Participation in drilling activities involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     *    Unexpected drilling conditions;

     * Blowouts, fires or explosions with resultant injury, death or environmental damage;

     *    Pressure or irregularities in formations;

     *    Equipment failures or accidents;

     *    Adverse weather conditions;

     * Compliance with governmental requirements and laws, present and future; and

     * Shortages or delays in the availability of drilling rigs and the delivery of equipment.

     Even when properly used and interpreted, geological and geophysical data and techniques are only tools used to assist management in identifying subsurface structures and hydrocarbon indicators. They do not allow management to know conclusively if hydrocarbons are present or economically producible. Poor results from drilling activities would materially and adversely affect future cash flows and results of operation.

     Oil and gas operations are effected by fluctuations in oil and natural gas prices and low prices could have a material adverse effect on the future of our operations. Our future success will depend largely on the prices received for natural gas and oil production. Prices received also will affect the amount of future cash flow available for capital expenditures and may affect the ability to raise additional capital. Lower prices may also affect the amount of natural gas and oil that can be economically produced from reserves either discovered or acquired.

     Prices for natural gas and oil fluctuate widely. For example, natural gas and oil prices declined significantly in 1998 and 2001, and, for an extended period of time, remained below prices obtained in previous years. Factors that can cause price fluctuations include:

     *    The level of consumer product demand;

     *    Weather conditions;

     *    Domestic and foreign governmental regulations;

     *    The price and availability of alternative fuels;

     *    Political conditions in natural gas and oil producing regions;

     *    The domestic and foreign supply of natural gas and oil;

     *    The price of foreign imports; and

     *    Overall economic conditions.

     We are in the oil and natural gas business that involves many operating risks that can cause substantial losses. The oil and natural gas business involves a variety of operating risks, including:

     *    Fires;

     *    Explosions;

     *    Blow-outs and surface cratering;

     * Uncontrollable flows of underground natural gas, oil or formation water;

     *    Natural disasters;

     *    Pipe and cement failures;

     *    Casing collapses;

     *    Embedded oilfield drilling and service tools;

     *    Abnormal pressure formations; and

     * Environmental hazards such as natural gas leaks, oil spills, pipeline ruptures or discharges of toxic gases.

     If any of these events occur, we could incur substantial losses as a result of:

     *    Injury or loss of life;

     * Severe damage to and destruction of property, natural resources or equipment;

     *    Pollution and other environmental damage;

     *    Clean-up responsibilities;

     *    Regulatory investigation and penalties;

     *    Suspension of our operations; or

     *    Repairs necessary to resume operations.

     If we were to experience any of these problems, it could affect well bores, gathering systems and processing facilities, any one of which could adversely affect our ability to conduct operations. We currently maintain $1 million of liability insurance. However, for some risks, neither we nor our subsidiary may obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect operations. Moreover, we cannot assure our shareholders that we will be able to maintain adequate insurance in the future at rates considered reasonable.

     Distribution of our stock may adversely effect our ability to obtain additional financing. Prior to the date of the proposed distribution, we have received substantially all of our financing through private equity obtained without the assistance of commercial lenders or investment bankers. Financing has been arranged through the contacts of our officers and directors, primarily Messrs. Raymond McElhaney and Bill Conrad. If the distribution is completed as contemplated in this prospectus, we will operate as an entity separate from WYOG. While Messrs. McElhaney and Conrad will continue on our board of directors, they will no longer be officers of NFE. As a result, we may have difficulty obtaining additional financing in the future. As stated above, management does not believe that we are a candidate for conventional financing, as we do not presently have sufficient cash flow to demonstrate our ability to repay any indebtedness. Further, we are not presently large enough to attract the interest of most investment bankers. Investors in our common stock should be aware of these possible limitations.

     We do not believe that the distribution of our common stock will be tax free to recipients. While we have not solicited or received the opinion of a certified public accountant or other tax adviser as to the tax treatment of the proposed distribution, we do not believe the distribution of our common stock will be tax free to the recipients. As a result, recipients will have their basis in WYOG common stock reduced by the value of the distribution. This reduction, in turn, will be equal to the fair value of the NFE stock on the date of distribution. The fair market value of the distribution will reduce basis otherwise available to offset future sales of NFE or WYOG common stock. If required by law, we anticipate issuing Internal Revenue Service Form 1099's to each recipient of a distribution of this dividend.

     We face substantial competition from major and other independent oil and gas companies. We believe we are an insignificant participant in the oil and gas industry. Our competition includes major natural resource companies that operate globally and independent operators located throughout the world, including North America. Most of these competitors have significantly greater financial and personnel resources than us. We compete with these entities for acquisition of properties and risk capital, among other things. Even if we are successful in developing one or more of our properties, there is no assurance that we can compete effectively on a long-term basis.

     We are dependent on a limited number of personnel for our success. Due to our limited operating history and financial resources, we are entirely dependent on the continued service of our existing officers, Paul Laird and Les Bates. While each of these individuals has significant experience in the oil and gas industry, we do not have key man life insurance on either of these individuals. The loss of service of either of these individuals could significantly and adversely effect our operation. Given that event, we would be forced to locate one or more individuals to replace the loss of services.

     We are threatened with pending litigation, the result of which may adversely effect our financial condition in the future. Our subsidiary, Skyline Resources, Inc., has been threatened with civil litigation arising from an agreement executed in 2002. The threat arose from an option to acquire certain oil and gas leases in which Skyline indemnified the proposed seller. Since the option was never exercised, we do not believe that Skyline is liable for any alleged damage suffered by the seller. However, seller threatened litigation as a result of claims asserted against it by a third party. While the claim has not been formally filed against Skyline, and we do not believe it is liable under the theories proposed by seller, any adverse result in that lawsuit could adversely affect our financial condition in the future.

     Oil and gas activities are extensively regulated by federal, state and local governments. The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could have a material adverse effect on the company.

     Our officers serve only part time and are subject to conflicts of interest. Each of our executive officers, representing our only current employees, serves on a part time basis. Each devotes part of his working time to other business endeavors, including consulting relationships with other oil and gas entities, and has responsibilities to these other entities. Because of these relationships, such individuals will be subject to conflicts of interest. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to the company. Each of our officers and directors has agreed that any business opportunity that comes to their attention shall first be presented to the company. Nonetheless, these relationships present conflicts which may exist for the foreseeable future.

     If we are unsuccessful in obtaining inclusion of our common stock in the OTC Bulletin Board, our common stock will have limited liquidity. While we have not yet done so, it is our intention to apply for quotation of our common stock on the OTC Bulletin Board following the date of this prospectus. We believe such inclusion will provide additional exposure to our stock and our company, and potentially allow increased liquidity for our shareholders.

     The NASD currently regulates the application for, and quotation of, stocks on the OTCBB. According to the OTCBB website, there are no minimum quantitative standards which must be met by an issuer for its securities to be quoted on the OTCBB; however the eligibility rule limits quotations on the OTCBB to securities of issuers that are current in their reports filed with the SEC.

     Micro-cap securities have historically been vulnerable to fraud, and, therefore, are subject to increased scrutiny. A micro-cap security is generally a low priced security issued by a small company, or stock of companies with low capitalization. We believe that our stock will be considered a "micro-cap" security because of the size of our company and our limited capitalization, and due to its status as a micro-cap security, our application for listing on the OTCBB may receive increased scrutiny.

     While we believe we will satisfy the criteria for inclusion on the OTCBB, we cannot assure that our application will be successful. Our failure to obtain such inclusion in the OTCBB may result in shareholders having difficulty selling their shares, should they desire to do so.


     Since there is presently no market for our common stock, and no assurance that one will develop in the future, purchasers of our common stock may be required to bear the risks of an investment for an indefinite period of time. There is presently no secondary trading market for the common stock, and there is no assurance that one will develop. While we intend to apply for inclusion of our common stock on the OTC Bulletin Board following the date of this prospectus, we may not be successful or there may be no interest in our stock. Accordingly, the purchasers of the common stock may be forced to bear the economic risk of their investment for an indefinite period of time. A purchaser should not expect to liquidate the common stock in the foreseeable future.

     No broker or dealer has committed to create or maintain a market in our stock or file an application for listing on the OTCBB. We have no agreement with any broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities. Without a market value, we may be unable to get our stock quoted on the OTC Bulletin Board.

     Over-the-counter stocks are very risky. The over-the-counter markets for securities such as envisioned for our common stock historically have experienced extreme price and volume fluctuations during certain periods. This is true partially due to limited trading volume in OTC securities. These broad market fluctuations and other factors, such as trends in our industry and the investment markets generally, as well as economic conditions, may adversely affect the market price of our common stock.

     We have not applied to have our shares listed on Nasdaq, and do not plan to do so in the foreseeable future. As a result, trading, if any, in our securities will be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, you will find it substantially more difficult to dispose of our securities. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.

     As our stock will not be listed on Nasdaq, trading in our shares will be subject to rules governing "penny stocks," which will impair trading activity in our shares. It is likely that our common stock will not be listed on Nasdaq and will therefore be subject to rules adopted by the Securities and Exchange Commission regulating broker dealer practices in connection with transactions in penny stocks. Those disclosure rules applicable to penny stocks require a broker dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document prepared by the Commission. That disclosure document advises an investor that investment in penny stocks can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in penny stocks, to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.

     These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

     Our stock price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with OTC securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

     o    Failure to meet our revenue or profit goals or operating budget;

     o    Decline in demand for our common stock;

     o Downward revisions in securities analysts' estimates or changes in general market conditions;

     o    Technological innovations by competitors or in competing technologies;

     o    Investor perception of our industry or our prospects; and

     o    General economic trends

     In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

     Issuances of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock, if a public trading market develops. We have the authority to issue up to 50,000,000 shares of common stock, 25,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

     The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

     Colorado law and our Articles of Incorporation may protect our directors from certain types of lawsuits. Colorado law provides that our directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as directors. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

     Our officers and directors control a significant portion of our voting stock, ensuring their continued influence over the Company. Our officers and directors currently hold approximately 20 % of all of our outstanding common stock. By voting the common stock owned by them in the company, management will have the ability to perpetuate its control of the company unless and until we issue additional voting securities. Other investors will have little opportunity to exercise authority over the affairs of the company. (See "Ownership of Beneficial Owners and Management" and "Description of Securities.")

     We do not expect to pay dividends on our common stock in the foreseeable future. We have not paid dividends on our common stock to date, and there are no plans to pay any in the foreseeable future. Our initial earnings, if any, will be retained to finance our growth. Any future dividends will be directly dependent upon our earnings, our financial requirements and other factors. We do not anticipate paying any dividends in the foreseeable future. (See "Description of Securities.")

     Due to the absence of a trading market for our common stock or the participation of an underwriter in this offering, the price of our common stock will be arbitrarily determined. Investors in this offering will not share the benefit of an established trading market as an indication of the value of our common stock. Furthermore, we have not retained an investment banker to assist in marketing our common stock. As a result, investors may have difficulty valuing the common stock in any transactions in which they may engage.

FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference, contain statements that plan for or anticipate the future. Forward-looking statements include statements about our ability to develop and produce oil or natural gas, statements about our future business plans and strategies, statements about future revenue and the receipt of working capital, and most other statements that are not historical in nature. In these documents, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Prospective investors are urged not to put undue reliance on these forward-looking statements.

     A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified above, include:

     a. Changes in the general economy, affecting the disposable income of the public;

     b.   Technological changes in the oil and natural gas industry;

     c.   The political and military situation in the Middle East, especially
          Iraq;

     d.   Our costs and the pricing of our products;

     e.   The level of demand for our services; and

     f.   Changes in our business strategy.

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering, as we are not presently registered as a public company.


                                THE DISTRIBUTION

Distributing Company    Wyoming Oil & Minerals, Inc., a Wyoming corporation

Shares to be            12,775,616 shares of our common stock, $.001 par value.
Distributed             The shares to be distributed will  represent 100% of our
                        total common shares outstanding.

Distribution            One (1) share of our common stock for every one
Ratio                   (1) share of WYOG common stock owned of record on June
                        30, 2003. No cash distributions will be paid.

No Payment Required     No holder of WYOG common stock will be required to make
                        any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date             The record date for WYOG's distribution of our shares is
                        June 30, 2003. The list of WYOG common shareholders eligible to participate in the distribution will be determined by notice through ADP and the Depository
                        Trust Corporation. After the record date, the WYOG shares will trade "ex dividend," meaning that persons who buy their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing      _________________,  2003.  We have mailed this
Date                    prospectus to you on or about this date.

Distribution Date       All of our common shares, which are held in a trust,
                        will be delivered to the distribution agent, Corporate
                        Stock Transfer, Inc., on this date, and the distribution will be completed. The distribution date will be a date within ten (10) days following the prospectus mailing date designated above. If you hold your WYOG common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold WYOG shares in a certificated form, a certificate representing your shares of our.
                        common stock will be mailed to you; the mailing process is expected to take about thirty (30) days.


Distribution Agent      The distribution agent for the distribution will be
                        Corporate Stock Transfer, Inc., of Denver, Colorado.


Listing and Trading     There is currently no public market for our shares. We
of Our Shares           do not expect a market for our common shares to develop
                        until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker/dealers agree to serve as marketmakers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a marketmaker for our common shares. Eventually, we may apply for listing of our common stock on the AMEX or Nasdaq. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which develops, investor perception of our business and growth prospects and general market conditions.

Background and Reasons for the Distribution

     WYOG was incorporated under the laws of the State of Wyoming in 1973 as Wyoming Coal Corporation. It was organized primarily to hold and develop coal leases and oil and gas properties. As the company evolved, its emphasis shifted from coal to oil and gas leases and production. The Company's name was changed in 1981 to more accurately reflect its business. WYOG no longer owns any coal leases.

     In February 2002, WYOG acquired all of our outstanding stock in a share exchange. Shortly thereafter, WYOG acquired all of the outstanding stock of Blue Star Acid Services, Inc., a Kansas corporation engaged in oil field service operations. Management of WYOG hoped to supplement our exploration and development activities with the field service operations of Blue Star. However, as time passed, management determined that combining these diverse operations was strategically undesirable. Investors did not understand the relationship between oil and gas exploration and development, on the one hand, and field service operations on the other.

     The decision to separate our company from WYOG was based on several factors. It was originally assumed that combining these operations would enhance WYOG's ability to obtain capital for our exploration and development activities. However, prospective investors took little interest in the company or operations of Blue Star. Management also found it difficult to explain the strategic value of aligning exploration and development activities in Colorado and Wyoming with field service operations in Kansas and Oklahoma. Finally, while the operations of Blue Star have improved since WYOG's acquisition, that improvement has not translated to an improvement in the price of WYOG's stock. As a result of these observations, management considered divesting the exploration and development activities from field service operations.

     Selling the field service operations was not considered a viable alternative. WYOG management did not believe the true value could be obtained in a cash sale to an independent third party. Further, the revenue and cash flow of Blue Star was simply too small to attract interest from many buyers. Finally, management did not wish to subject the shareholders of WYOG to a lengthy and protracted process of investigating suitable buyers, thereby missing other opportunities which might be available.

     As a result, in April 2003, the board of directors of WYOG determined to separate the oil and gas exploration and development activities from the field service operations. To accomplish this objective, the board resolved to investigate the possibility of distributing our shares in a dividend to its shareholders. The decision was finalized in June 2003. At the same time, the one share of our stock owned by WYOG was split into 12,775,616 shares to permit this contemplated distribution. This distribution was designed to accomplish the following objectives:

     o Allowing management of each business to focus solely on the challenges and opportunities of that business;

     o Allowing investors to focus on the business and prospects of each company separately;

     o Enhancing access to financing by allowing the investment community to focus separately on the business of each entity;

     o Allowing WYOG shareholders a continuing opportunity to share in the growth of NFE; and

     o Allowing WYOG to explore other opportunities, both within and outside the oil and gas industry.

At the same time that it adopted this resolution in April, the Board of WYOG undertook to reorganize our management. Former officers Jubal Terry, Raymond McElhaney and Bill Conrad were replaced by Paul G. Laird as President and Les Bates as Secretary/Treasurer. Concurrently, Ronald McGinnis resigned from the NFE board and was replaced by Messrs. Laird, Bates and Grant Gaeth. Mr. Terry also resigned from our Board.

     In connection with this reorganization, WYOG transferred certain assets and liabilities to us effective February 28, 2003:

                  Asset                                               Book Value
                  -----                                               ----------

     o    Oil & gas properties                                          $206,927

     o    Production payment receivable                                   90,000

     o    Receivable from NFE                                            682,269

          The following liabilities were assumed and accepted by us:

     o    Note and interest payable                                     $486,966

Distribution Trust

     Effective June 6, 2003, WYOG caused the 12,775,616 shares to be transferred to a Distribution Trust. Under the terms of the Trust Agreement, Bill M. Conrad, as Trustee, is to complete the registration and distribution of the shares for the benefit of the WYOG shareholders of record as of June 30, 2003, the distribution record date, who are the beneficiaries under the Trust. Prior to the creation of the Distribution Trust and the transfer of the shares to the trust, the dividend had been declared, but not paid, since distribution of the shares is dependent upon completion of their registration with the Commission. In order to accommodate this request, WYOG created the Trust Agreement and transferred the shares to the Trustee pending completion of the distribution.

Mechanics of Completing the Distribution

     Within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, the Trustee will deliver to the distribution agent, Corporate Stock Transfer, Inc., 12,775,616 shares of our common stock to be distributed to the WYOG shareholders, pro rata.

     If you hold your WYOG common shares in a brokerage account, your shares of our common stock will be credited to that account. If you hold your WYOG common shares in certificated form, a certificate representing shares of our common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty (30) days. If the Distribution Agent is unable to locate any WYOG shareholder for any reason, those shares will be converted into cash and the cash will be distributed or held by WYOG for their benefit.

     No holder of common shares of WYOG is required to make any payment or exchange any shares in order to receive our common shares in the distribution.

Dividend Policy

     We have not declared or paid cash dividends on our common stock in the preceding two fiscal years. We currently intend to retain all future earnings, if any, to fund the operation of our business, and, therefore, do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

Capitalization

     The following table sets forth our capitalization as of February 28, 2003. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

--------------------------------------------------------------------------------

Debt                                                     As of February 28, 2003
----------------------------------------------------     -----------------------
     Current maturities of debt                              $   146,911

--------------------------------------------------------------------------------
     Long term debt                                              385,148

--------------------------------------------------------------------------------
     Total debt (excluding other
     current liabilities)                                        532,059

--------------------------------------------------------------------------------
Shareholders' Equity

--------------------------------------------------------------------------------
     Common Stock, $.001 par value; authorized
     50,000,000 shares; 12,775,616 issued and
     outstanding                                                  12,776

--------------------------------------------------------------------------------
     Additional paid-in capital                                3,382,779

--------------------------------------------------------------------------------
     Accumulated deficit                                      (1,226,306)

--------------------------------------------------------------------------------
            Total shareholders' equity                         2,169,249

--------------------------------------------------------------------------------
           Total shareholders' equity and capitalization       2,701,308

--------------------------------------------------------------------------------

Certain Market Information

     There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the distribution has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors that we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

     Based on information existing at the date of this prospectus and following the distribution of our common stock, we estimate that there will be approximately 1,775 record holders of our common stock and approximately 2,000 beneficial holders thereof.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

     We currently own an interest in two (2) oil and gas prospects, both of which are undeveloped. The Fly Creek Prospect consists of 17,258 gross acres and is located along the Colorado-Wyoming border, in Moffat County, Colorado and Carbon County, Wyoming. All the acreage is held by mineral leases. The prospect targets coal bed methane gas located at low depths by industry drilling standards. We own a 30% interest in that property. The Nucla prospect is located in Montrose County, in central Colorado. We own varying interests in that property (20-30% on a lease by lease basis) subject to a marketing agreement with several third parties.

     Our plan of operation is to complete exploration and development of the Fly Creek Prospect, commence production from that property and evaluate other opportunities to acquire interests in oil and gas properties. Our interest in the Fly Creek Prospect is subject to an operating agreement under which Cedar Ridge, LLC, the owner of a 36.66667% interest in the property, is the operator. Pursuant to that operating agreement, Cedar Ridge makes substantially all decisions effecting exploration, development and operation of the property.

     Fly Creek Prospect. We acquired our interest in the Fly Creek Prospect in 2001, when we acquired Skyline Resources, Inc. Skyline, in turn, acquired its interest in November 1998. We acquired our interest in Skyline in March 2001 in a share exchange in which we issued 1,579,000 shares of our common stock to the former shareholders of Skyline in exchange for all of the outstanding stock of Skyline. At the same time, we loaned Skyline the amount of $1,175,000 in cash to assist in the acquisition of the Fly Creek Prospect, then known as the Slater Dome Prospect. That cash advance was subsequently converted to equity. Phillips Petroleum Company was the operator of the property at the time that we acquired Skyline. Phillips is a major producer of oil and natural gas throughout the world.

     Prior to Phillips assuming control of the property, Skyline drilled an exploratory well to test for the presence of economic quantities of natural gas presumed to be present in the coal beds underlying the property. The well was tested by producing and flaring natural gas for a period of thirty (30) days. That test was sufficient, in the opinion of Skyline, to demonstrate the presence of natural gas in economically producible quantities. Shortly thereafter, Phillips assumed operation of the property.

     With Phillips as operator, an additional eight (8) wells and one water disposal well were drilled on the prospect. Pursuant to the terms of the operating agreement, Skyline paid its proportionate share of the cost of drilling these wells and earned a proportionate interest in each. These wells were completed but not tested with a sustained thirty-day test.

     In 2002, Phillips sold its interest in the property. Pursuant to the terms of the then-existing operating agreement, Skyline exercised an option to acquire an additional 33.33333% interest in the property. That acquisition was completed in 2002.

     In an effort to diversify its holdings, WYOG caused Skyline to sell an interest to Cedar Ridge, LLC. That transaction was completed March 27, 2003. Pursuant to the terms of the purchase and sale agreement between Skyline and Cedar Ridge, Skyline sold a 36.66667% undivided working interest in its right, title and interest to most assets comprising the Fly Creek prospect, including the following:

     o Oil and gas leases, all delivering a minimum 80% net revenue interest, unless otherwise agreed;

     o Gas wells, coal bed methane gas wells, disposal wells and other wells located on these leases;

     o    Equipment;

     o    Natural gas and other hydrocarbons present on the property; and

     o Contracts, permits, rights-of-way and agreements, to the extent the same are transferable; and certain documentation.

The assets were sold as is, where is, with no warranties. The assets excluded from sale and relating to the Fly Creek Prospect were not material.

     The purchase price for Skyline's interest in the Fly Creek prospect was $900,000 subject to certain conditions. Of that amount, $400,000 was paid at or before closing and the balance of $500,000 will be paid by Cedar Ridge carrying Skyline's remaining working interest through $500,000 in costs. In the event that Cedar Ridge does not invest the entire remaining $500,000, Cedar Ridge shall earn its proportionate share of the 36.66667% for every dollar invested up to the maximum of $900,000. All liabilities related to the property were pro rated as of the effective date of the sale, February 28, 2003.

     At the same time that Skyline sold its interest to Cedar Ridge, it entered into an operating agreement with the other owners of the property. Pursuant to that operating agreement, Cedar Ridge is designated as operator and shall conduct, direct and have full control of all operations as permitted and required under the terms of that agreement. Cedar Ridge shall make all decisions regarding when and how drilling shall be conducted, subject to the rights of Skyline and the other non-operating parties to suggest and proceed as they desire. Each party is responsible for paying its proportionate costs of drilling and completing any well, including all equipment necessary for that purpose.

     Skyline is obligated to pay 30% of all costs incurred for exploration or development wells in which it elects to participate after payment by Cedar Ridge of up to $500,000 toward those costs. The operator controls the costs of the wells. To date, Skyline has made payments of approximately $1,276,000 to acquire its interest and for drilling on the Prospects. Cedar Ridge is also anticipated to direct the construction of a pipeline which would be necessary to transport natural gas production from these properties. Skyline may elect to participate in the costs of the pipeline, but is under no obligation to do so.

     Management believes, based upon the results of exploratory wells on the Prospect, the close proximity to existing producing oil and gas fields, and information concerning the oil and gas potential in the area, that there is likelihood that coal bed generated methane natural gas can be economically produced from the Prospects. However, we have sold no hydrocarbons from the wells in this area, and there is no assurance that any reserves can be produced in the future. We believe that the Prospect also has potential for oil production, although this is not our primary objective for this field at this time.

     In accordance with the terms of the purchase and sale agreement and operating agreement, it is our anticipation that Cedar Ridge will continue development of the property and pay our share of exploration and development costs up to the maximum $500,000. We also expect, based on the results of initial drilling on the property, that such efforts will result in discovery of economically producible amounts of natural gas and that the $500,000 expected to be paid by Cedar Ridge will prove sufficient reserves to commence construction of a pipeline. However, there is no assurance of either result, and we expect to solicit capital in the form of equity or private debt financing to supplement any shortfall in excess of $500,000 to achieve that objective. As of the date of this prospectus, however, we have no commitment for such financing.

     Assuming discovery of economically producible amounts of gas, of which there is no assurance, we anticipate further development of the property and production of natural gas. Toward that end, we anticipate making arrangements with private parties for investment sufficient for that purpose. We believe that obtaining such financing will be simplified based on proof of sufficient quantities of oil and gas reserves. If we can obtain this financing and can participate in the drilling of additional wells, we will receive our proportionate share of all revenue from production on the property pursuant to the terms of the operating agreement.

Natural Gas Gathering System

     Production of natural gas from the Fly Creek Prospect is contingent on development and construction of a gathering system line to transfer production to other gas gathering systems or pipelines. The Fly Creek Prospect is located approximately 16 miles from the nearest such pipeline.

     Based upon contacts between members of our management and other participants in the oil and gas industry, including the operator of the Fly Creek prospect, we believe that sufficient interest exists to fund and construct a gas gathering system, if sufficient reserves are proved. However, as of the date of this prospectus, we have no agreement or specific commitments for that purpose. We estimate the cost of this pipeline to be approximately $2,000,000, based on current labor and material costs. This pipeline would connect from Fly Creek to another pipeline running from the northeast to the southwest through the Colorado-Wyoming border. Pursuant to the terms of an agreement executed at the same time as we sold an interest in the prospect, Skyline offered Cedar Ridge the right to participate in the construction and use of any such pipeline. In that event, Cedar Ridge would be required to pay its proportionate share of the costs and expenses and would share in a proportionate amount of revenue from operation of that pipeline.

     In addition to potentially providing a market for gas produced from the Fly Creek prospect, a gas gathering system may also provide an additional source of revenue if we participate in the ownership. Gas produced from other owners and operators in the area around the Fly Creek Prospect can be transported through the gathering system or pipeline for a fee. The fee is customarily based on the amount of gas transported through the system. The attractiveness of a gas gathering system to other producers will depend on the amount of the fee and other alternatives for transporting gas to market.

     The prospects for construction and operation of this gathering system were enhanced substantially by the completion of a major pipeline from the rocky mountain region of Utah and Wyoming to southern California. The pipeline, owned and operated by independent third parties, provides a market for Rocky Mountain natural gas to major population areas of southern California. As a result of this enhanced market, the price of gas from the Rocky Mountain region increased. This, in turn, enhances the prospect of profitable production of natural gas from the Fly Creek Prospect and the interest of third parties in constructing and operating a gathering system to deliver gas from the property to another gathering system.

Area of Mutual Interest

     Pursuant to the terms of the participation agreement, Skyline granted Cedar Ridge the option to participate in an area of mutual interest designated in proximity to the Fly Creek property. Pursuant to those terms, Cedar Ridge is entitled to direct negotiation to acquire additional acreage in the area of mutual interest. Each party, by paying its proportionate share of costs, will acquire an interest in that area equal to its interest in the existing Fly Creek Prospect. We expect this provision to provide a vehicle for acquiring additional acreage if the property is proved productive.

Administrative Expenses

     In addition to capital necessary to pay our proportionate share of costs and expenses relating to drilling and development of the property, it will be necessary for us to acquire capital for administrative expenses. However, due to our status as a small, independent explorer, we expect these expenses to be generally small in relation to our drilling and development costs. We currently have two employees, each one of our executive officers. We also maintain small office space as our executive and administrative headquarters. We expect to investigate slightly larger office space and hire one clerical staff person in the future. We expect that the rent associated with our office space, together with salary and benefits for our employees, will constitute the majority of our administrative expenses for the foreseeable future. Since we do not operate any property at this time, we expect our staff and office requirements will remain minimal.

Acquisition of Additional Property

     We do not intend to rely solely on the anticipated production and revenue from the Fly Creek Prospect for our cash flow. As soon as possible following a determination of the productivity of the Fly Creek Prospect, we intend to undertake investigation of additional property. However, our decision to acquire additional property will be effected by the availability of working capital.

     Depending on the results of production from the Fly Creek Prospect, we hope cash flow will provide capital to thoroughly investigate other acquisitions in the next 12 to 18 months. During that time, our management will investigate opportunities for acquiring interests in additional oil and gas properties.

Prospect Acquisition and Sale Philosophy

     The Company intends to generate their prospects internally by using the expertise of the officers and directors. However, acquisitions from a third party will be considered. Third party prospects must be reviewed by our management team and meet the criteria that our own internally generated prospects must meet.

     The following summarizes the general criteria expected to be used for acquisitions:

     o Initial identification will be from past knowledge, existing databases and new opportunities.

     o After reviewing the available information consisting of surface and subsurface geological parameters, reservoir quality, distance from nearby production, hydrocarbon quality, proximity and quality of oil and gas shows, and accessibility to the market, as well as the size of the project, a decision will be made to pursue or abandon. Minimal amounts of funds will be expended to this point.

     o The next step is to determine the availability of third parties' work that may be purchased. Such work product may include additional seismic shooting to confirm or fill in data, geochemical, and well log interpretation, and the seismic may need to be reprocessed and reinterpreted.

     o After the preceding has been accomplished, the Company will make an economic analysis to determine feasibility and economic return potential.

     o    Acquire the land.

     o Following the lease acquisition, the prospect may be packaged in acceptable form and either drilled or sold with a carried interest.

     In any event, we expect that we will take steps to reduce our risk in any one particular property by syndicating all or a portion of the prospect to independent third parties.

Results of Operations - Year Ended February 28, 2003

     During the year ended February 28, 2003, we realized a net loss of $517,728 on $5,300 of revenue. Giving effect retroactively to the stock split effected June 6, 2003, our loss during the year would equate to approximately $.04 per share. This compares to a net loss of $632,487, or $.05 per share, on no revenue for the year ended February 28, 2002. We had substantially no revenue during the year, as our oil and gas properties were not producing.

     Operating expenses for the year included exploration costs of $59,703, including drilling of a dry hole, and lease operating expenses of $5,070. We abandoned certain properties with a value of $53,414, adding to those expenses. General and administrative expenses of $363,758 included employee compensation and benefits of $297,500, professional fees of $12,000, vehicle expenses of $10,000 and general office expenses of $49,000. Finally, depreciation, depletion and amortization totaled $18,851 for the year.

     We also incurred interest expense of $22,232, resulting in the total net loss for the year.

Results of Operations - Year Ended February 28, 2002

     The net loss of $632,487 for the year ended February 28, 2002 exceeded the net loss for the year ended February 28, 2003 by $114,759. Regarding the 2002 fiscal year, exploration costs, general and administrative expenses exceeded those for the 2003 fiscal year. The decrease in general and administrative expenses, in turn, is attributable to a decrease of professional fees of $105,000. Also during the 2002 fiscal year, interest expense substantially exceeded that for the 2003 fiscal year.

     We expect to incur losses from operations until we can establish sufficient production from our oil and gas properties to generate revenue sufficient to cover our operating, general and administrative expenses. That objective, in turn, is dependent upon receipt of additional working capital. (See, Liquidity and Capital Resources, below.) There is no assurance when, if ever, that objective will be met.

Liquidity and Capital Resources

     At February 28, 2003, we had a deficit in working capital of $308,486, consisting of current assets of $402,736 and current liabilities of $711,222. Based on our working capital deficit, as well as our accumulated loss of $1,226,306, we are dependent on the receipt of additional capital to continue in operation.

     Included in our current assets at February 28, 2003 was the amount of $375,000 due from the sale of our interest in the Fly Creek Prospect. That amount was received subsequent to year end. However, substantially all of that amount has been spent to repay advances from WYOG and other outstanding liabilities.

     As described under "Plan of Operation", we intend to remedy our working capital deficit through production of gas revenue from the Fly Creek Prospect. Pursuant to the terms of our agreement with Cedar Ridge, that entity has agreed to pay our proportionate share of operating costs on the Fly Creek Prospect, to a maximum of $500,000. While we believe that such amount will be sufficient to prove the existence of economical amounts of natural gas reserves, we are prepared to seek additional financing if necessary to obtain that objective. If we are successful in that endeavor, we believe the production will be more than sufficient to remedy the deficit in working capital and provide additional resources for acquisition, exploration and development of additional properties.

     In the short term, our working capital as been improved significantly by a contribution from WYOG. From the proceeds of a recently completed private placement, we received $700,000 in cash as a capital contribution. This contribution will be used to defer our portion of development and operating expenses in the Fly Creek Prospect after the $500,000 in development expenses expected to be paid by Cedar Ridge, for reduction of debt, general and administrative expenses and investigation and acquisition of additional properties.

     Our outstanding debt primarily includes the amount of $485,550 payable to a bank, bearing interest at the rate of .75% over the Wall Street Journal Prime and maturing in March 2005. The note is payable at the rate of $38,000 quarterly. At February 28, 2003, $127,985 of the debt was classified as current, based on maturities during the current fiscal year. We expect to service this debt from contributions from WYOG in the short term and cash flow from our properties in the more distant future. The bank debt is collaterized by the assets of one of our shareholders.

     During the year ended February 28, 2003, our operations used $237,619 of cash, a reduction of almost $300,000 from the prior fiscal year. This reduction, in turn, is attributable to a decrease in a net loss during fiscal 2003 and an increase in accrued expenses of approximately $135,000 from the prior fiscal year.

     Our cash requirements during fiscal 2003 were satisfied primarily through advances from WYOG. During the prior fiscal year, we relied on the sale of stock of approximately $1 million and the issuance of notes payable which were subsequently converted to equity. In neither 2002 nor 2003 did we spend a significant amount on acquisition or development of additional property. We expect such investment to increase during the current fiscal year.

Our Accountant

     Maurice M. Morton, CPA has audited our financial statements since inception. We have not had any disagreements with Mr. Morton on any matters of accounting policies or procedures and none of his reports have been qualified as to audit scope or uncertainty.

                                    BUSINESS

Overview

     We are a domestic energy company engaged in the exploration for, and development of, oil and natural gas reserves in the continental United States. To date, our focus has been on leasing properties around proven producing reserves and selling a portion of the interest that we acquire to reduce our risks. Presently, we have very minimal proved reserves.

Description of Properties

     All of our properties are located in the States of Colorado and Wyoming. At February 28, 2003, we had an interest in 57,805 gross, 13,934 net acres of undeveloped oil and gas properties. We had an interest in eight oil or gas wells (gross) and 2.4 wells (net) at that date.

Fly Creek Prospect

     The Fly Creek Prospect is an undeveloped natural gas field located along the Colorado-Wyoming border where we own a 30% working interest in 17,258 gross acres, as further described below. Our subsidiary, Skyline, participated in the drilling of eight exploration wells and one water disposal well in this field. All exploration wells drilled had shows of gas in the coal formation. One well was flared for a period deemed sufficient to assign proved reserves to the well; however, the absence of a gas delivery system to the property and sufficient sustained production has prevented us from assigning any proved reserves to the well at the present time. Production in this well is from the Iles Coals at a depth of approximately 1,700 feet. No value has been given to the untested Williams Fork coals, or the gas bearing Mesa Verde sands.

     The primary drilling objective in this area is the Lower Iles coal formation of the Mesa Verde Formation at depths ranging from 700 to 3,200 feet. This formation is expected to have significant quantities of methane gas generated from coal beds.

     The secondary drilling objective on the Fly Creek Prospect is the deeper Niobrara Formation. Oil has been discovered and produced from the Niobrara Formation in the Sierra Madre Oil Field adjacent to the prospect. The Niobrara Formation is predominately a shale formation that has been fractured by fault movement in the prospect area along the King Solomon Fault Zone. Fractured shale is capable of storing large amounts of hydrocarbons, with the increased permeability and porosity created by faulting.

     The availability of a ready market for our oil and gas depends upon numerous factors beyond our control, including the extent of domestic production and importation of oil and gas, the relative status of the domestic and international economies, the proximity of our properties to gas gathering systems, the capacity of those systems, the marketing of other competitive fuels, fluctuations in seasonal demand and governmental regulation of production, refining, transportation and pricing of oil, natural gas and other fuels.

Facilities

     We share space with our parent corporation, Wyoming Oil & Minerals, Inc., at 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918. We share approximately 300 square feet of office space and have access to a conference room, supply room and storage facilities on an as needed basis. Our wholly owned subsidiary, Skyline Resources pays $431 per month on a month-to-month basis for its office space. We anticipate that we will investigate a slightly larger space separate from WYOG in the near future.

Employees

     We currently have two employees, each of which is an officer. Paul Laird is our President and Les Bates is our secretary and treasurer. Each of these individuals serves on a part time basis. We expect to hire a clerical/administrative assistant in the near future.

     From time to time, we utilize the services of clerical and accounting personnel on a part-time basis, and the services on a contract basis of geologists, engineers, landmen and other professionals as may be necessary for our oil and gas operations.

Competition

     Our competitors include major oil companies and other independent operators, most of which have financial resources, staffs and facilities substantially greater than ours. Competition in the oil and gas industry is intense. We also face intense competition in obtaining capital for drilling and acquisitions and are at a competitive disadvantage compared with larger companies.

Government Regulation

     The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could have a material adverse effect on the company.

Glossary of Terms

Bbls:                   Barrels of oil.

Bcfe: Billion cubic feet of gas equivalent, calculated on the basis of six Mcf of gas for one Bbl of oil.

BTU: British Thermal Unit - the amount of heat necessary to raise the temperature of one pound of water one degree Fahrenheit.

Gross acre:             An acre in which a working interest is owned, without
                        regard to the size of the interest.

Gross well:             An oil or gas well in which a working interest is owned,
                        without regard to the size of the interest.

Leases: Full or partial leasehold interests in oil and gas prospects, authorizing the owner thereof to drill for, reduce to possession and produce and sell oil and gas, subject to the payment of rentals, bonuses and/or royalties.

Mbbls:                  Thousand Bbls.

MMBTU:                  Million BTU's.

Mcf:                    Thousand cubic feet.

Mmcf:                   Million cubic feet.

Mmcfe: Million cubic feet of gas equivalent, calculated on the basis of six Mcf of gas for one Bbl of oil.

Net acres:              One net acre is deemed to exist when the sum of the
                        fractional working interests owned in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres.

Net well:               One net well is deemed to exist when the sum of
                        fractional working interests owned in gross wells equals one. The number of net wells is the sum of the fractional working interests owned in gross wells.

Proved Developed        Proved reserves that are expected to be recovered
Reserves:               through existing wells with existing equipment and
                        operating methods.

Proved Reserves:        Quantities of oil and gas which geological and
                        engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs.

Proved Undeveloped      Proved reserves that are expected to be recovered from
Reserves:               new wells or from existing wells where a relatively
                        major expenditure is required for recompletion.

Legal Proceedings

     Our subsidiary, Skyline Resources, Inc., has been threatened with civil litigation arising from an agreement executed in 2002. The threat arose from an option to acquire certain oil and gas leases in which Skyline indemnified the proposed seller. Since the option was never exercised by Skyline, we do not believe it is liable for any alleged damage suffered by the seller. However, seller threatened litigation as a result of claims asserted against it by a third party.

     We are not currently subject to any legal proceedings, and to the best of our knowledge, none other is threatened, the results of which would have a material impact on our properties, results of operation or financial condition. Neither, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

                                   MANAGEMENT

Directors and Executive Officers

     The following individuals presently serve as our officers and directors:


Name                        Age                        Position
----                        ---                        --------

Paul G. Laird               47                President, Chief Executive Officer
                                              and Director

Les Bates                   60                Secretary/Treasurer, Principal
                                              Accounting and Financial Officer
                                              and Director

Raymond E. McElhaney        46                Director

Bill M. Conrad              46                Director

Grant I. Gaeth              71                Director

     We conduct some business through our wholly owned subsidiary, Skyline. The name, position, and age of each Director and executive officer of the subsidiary are as follows:

Name                        Age                        Position
----                        ---                        --------

Jubal S. Terry              45                President, Chief Executive Officer
                                              and Director

Les Bates                   60                Secretary and Director

Paul G. Laird               47                Director

The following information summarizes the business experience of each of the foregoing individuals for at least the last five years:

     Paul G. Laird. Paul has been the President and a director of our company since April 2003. He has been active in the oil and gas industry for 23 years and has extensive experience in petroleum land management.

     He is currently the president of Natural Resource Group, Inc., a privately held oil and gas exploration and development company, a position he has occupied since 1997. Prior to that, he was the vice president of land operations for Western Alliance Petroleum Corporation and land manager for Canterra Petroleum, Inc., both private oil and gas companies. During this time, he was active in oil and gas exploration and development in the States of Montana, North Dakota, Colorado, Nebraska, Wyoming and Utah.

     Mr. Laird was a founder of International Marketing Corporation of Colorado, a private company engaged in the restaurant business.

     Mr. Laird received a bachelor science degree in business with an emphasis in petroleum, land and real estate management from the University of Colorado in 1980.

     Les Bates. Les has been the Principal Accounting and Financial Officer, Secretary, Treasurer and a director of our company since April 2003.

     Mr. Bates established Les Bates & Associates, Inc. in 1974 after five years of working with two of what was then known as the "Big 10" accounting firms. Les Bates & Associates has provided a broad range of auditing, accounting, and tax services to public and private corporations, consisting of oil and gas companies, oil and gas drilling and development programs, mining and mineral exploration entities, light manufacturing companies, real estate developers, contractors, alternative energy companies and private individuals. The specific services provided include performing audits for SEC filings, preparing audited, reviewed and compiled financial statements for general purposes, preparing corporate, partnership and personal multi-state tax returns. He has served as chief financial officer of two over the counter (fully reporting) oil and gas operating companies and a light manufacturing company.

     Mr. Bates has taught oil and gas accounting classes as an adjunct professor at Colorado University-Denver and for the American Institute of Bankers Denver chapter.

     Raymond E. McElhaney. Mr. McElhaney has been a director since our inception and was Vice President and Secretary until April 15, 2003. Mr. McElhaney currently serves as the Chairman of the Board and Secretary of WYOG, a position he has held since February 2002. In 1990, Mr. McElhaney co-founded and continues to serve as the president of MCM Capital Management, Inc., a privately held financial and management consulting firm. MCM assists other companies in developing and implementing their business plans and capital formation strategies. Members of the firm often serve as interim officers and directors of portfolio companies.

     Prior to his association with WYOG and our company, Mr. McElhaney served as president and a director of Wallstreet Racing Stables, Inc., a public company then engaged in the acquisition, training, racing and sale of thoroughbred racehorses. He served in that capacity from July 1995 to June 2000. From May 1990 to February 1992, Mr. McElhaney served as a director of the United States Exploration, Inc., a public company currently trading on the American Stock Exchange.

     Mr. McElhaney received his Bachelor of Science degree in Business Administration in 1978.

     Bill M. Conrad. Mr. Conrad has also been a director since our inception and was Vice President and Treasurer until April 15, 2003, when he was replaced by Mr. Bates. Mr. Conrad is the President of WYOG, a position he has occupied since February 2002. Mr. Conrad co-founded and has served as vice president of MCM Capital Management since its inception in 1990. He was also the vice president and a director of Wallstreet Racing Stables, Inc., from its inception in 1995 until June 2000. Over the past 12 years, Mr. Conrad's served in the office of president, vice president, chief financial officer and director of several public and private companies.

     Grant I. Gaeth. Mr. Gaeth has been involved in exploring for oil and gas since his graduation and has more than 50 years in the oil and gas industry. He started with The Carter Oil Company and Humble Oil and Refining Company (Exxon), working as a field geologist in the Colorado Plateau and Basin and Range geological provinces. In connection with his employment in 1957 and 1958, Mr. Gaeth performed well site geology on seven straight successful field discovery wells in Southeastern Utah. Mr. Gaeth pioneered Exxon's geological efforts along the Colorado River, mapping structural leads throughout the Southern half of Utah in very challenging terrain and environments. Consequently, he became a surface geological specialist, utilizing innovative mapping techniques to gain access to relatively inaccessible land. The ideas generated were subsequently tested by other companies after Mr. Gaeth became self employed. Mr. Gaeth has over thirty years as an independent consulting geologist and corporate executive, participating in over 120 successful oil and gas wells. He has been a founder of a number of private companies and one public company, Colt Oil Incorporated. He has been an officer and director of three public companies.

     Jubal S. Terry. President of Skyline Resources, Inc. In 1998, Mr. Terry co-founded Skyline Resources, Inc. where he still serves as president. From 1985 through 1995, Mr. Terry was co-founder and vice president of American Rivers Oil Company, a publicly traded oil and gas company until it was acquired by Alliance Energy. From 1985 to 1986, Mr. Terry co-founded Karlton Terry Oil Company and was responsible for all drilling, completion and production in the Rocky Mountain Region. From 1983 through 1984, Mr. Terry was Operations/Exploration Manager for Oil Development Company in which he was responsible for all drilling and development in the Appalachian Basin. Mr. Terry received his Bachelor of Science degree in Geology from Western State College in Gunnison, Colorado in 1980.

     There are no family relationships among directors, nor any arrangements or understandings between any director and any other person pursuant to which any director was elected as such. The present term of office of each director will expire at the next annual meeting of stockholders.

     Our executive officers are elected annually at the first meeting of our Board of Directors held after each annual meeting of stockholders. Each executive officer holds office until his successor is duly elected and qualified, until his resignation or until removed in the manner provided by our bylaws.

     Currently, we do not have a standing audit, compensation or nominating committee of the Board of Directors. During the current fiscal year, we plan to investigate the formation of one or more committees, especially an audit committee. If appointed, an audit committee would be responsible for the following items, among others:

     o Overseeing the external audit coverage, including the annual nomination of the independent public accountants,

     o    Reviewing accounting policies and policy decisions,

     o Reviewing the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions,

     o Inquiring about the existence and substance of any significant accounting accruals, reserves or estimates made by management,

     o Reviewing with management the Management's Discussion and Analysis section of the Annual Report,

     o Reviewing the letter of management representations given to the independent public accountants,

     o Meeting privately with the independent public accountants to discuss all pertinent matters, and

     o Reporting regularly to the Board of Directors regarding its activities.

Director Compensation

     We have not paid any cash compensation to our directors for their service on our Board of Directors. However, we intend to pay $100 per meeting to our directors for the forseeable future.

Employment Agreements

     We have written employment agreements with our executive officers. We have not obtained any key man life insurance on any of our executive officers. The employment agreements have a one-year term beginning June 1, 2003, are automatically renewable for subsequent one-year periods unless terminted by either party and call for annual compensation of $85,000 per year each for Messrs. Laird and Bates. The compensation is subject to annual escalations based on cost of living and merit increases approved by the Board.

     Each employment contract with our executive officers includes an arrangement for severance pay in the event we terminate the employee without "cause." In that event, the employee would be entitled to compensation at the annual rate for a period of one year from the date of termination. The agreements also provide for up to two months of pay if the employee is disabled and cannot work.

Equity Incentive Plan

     On June 6, 2003, we adopted the New Frontier Energy, Inc. Stock Option and Stock Grant Plan. The Plan allows for the issuance of incentive (qualified) options, non-qualified options and the grant of stock or other equity incentives to our employees, consultants, directors and others providing service of special significance to our company. The Plan is administered by a committee to be appointed by our Board of Directors, or in the absence of that appointment, by the Board itself. The Plan provides for the issuance of up to 2,500,000 shares or options.

     Incentive stock options may be granted only to statutory employees. Non-qualified options and stock grants may be made to employees, consultants, directors and other individuals or entities determined by the committee. Incentive and non-qualified options may be granted to the same individual, in the discretion of the committee. The terms of the options or the grants, including the number of shares covered by the option or award, the exercise price, vesting schedule, and term, are determined in the sole discretion of the committee, except that incentive options must satisfy the requirements of the Internal Revenue Code applicable to incentive options. No option may be exercised more than ten years from the date of grant. The Plan expires in 2013.

     To date, 200,000 options have been granted pursuant to the Plan.

Executive Compensation

     Our existing officers were appointed in April 2003 and have not been paid any cash compensation to date. Options to acquire 100,000 shares of common stock each at an exercise price of $.25 per share were issued to Messrs. Laird and Bates at the commencement of their employment. The following information summarizes the compensation to our chief executive officer and any other officer that received compensation in excess of $100,000 during the last fiscal year:


                               Annual Compensation
                               -------------------

                                                                                                     Long Term
                                                              Annual                                   Compensation
                                                           Compensation           Other         ------------------
                                                            ----------            Annual             Securities
          Name                       Period                 Salary ($)         Compensation      Underlying Options
          ----                       ------                 ----------         ------------      ------------------
   Ronald G. McGinnis,      Year ended February 28,            -0-                  -0-                  -0-
 Chief Executive Officer              2003

                             Transition Period from            -0-                  -0-                  -0-
                               11/1/02 to 2/28/02

                            Year ended February 28,
                                      2001                     -0-                  -0-                  -0-

Raymond E.  McElhaney,      Year ended February 28,        $108,000(1)              -0-                  -0-
Vice- President,                      2003
Secretary
                             Transition Period from           36,000                -0-                  -0-
                               11/1/02 to 2/28/02

                            Year ended February 28,
                                      2001
                                                               -0-                  -0-                  -0-




Bill M. Conrad,             Year ended February 28,         108,000(1)              -0-                  -0-
Vice-President, Treasurer             2003

                             Transition Period from           36,000                -0                   -0-
                               11/1/01 to 2/28/02

                            Year ended February 28,            -0-                  -0-                  -0-
                                      2001

-----------------------------------
(1) Of that amount, $36,000 was paid in cash and the balance was accrued.
------------------------------

In his capacity as President of our subsidiary Skyline, Mr. Terry is employed pursuant to an employment agreement effective February 1, 2002 for a one-year term for monthly salary of $9,250. During the year ended February 28, 2003, Mr. Terry was paid a total of $10,000 in cash and the balance was accrued. Subsequent to year-end, Mr. Terry was paid an additional $50,000 which had been accrued for 2003. During the transition period ended February 28, 2002, Mr. Terry received $37,000 in compensation as president of Skyline.

Indemnification and Limitation on Liability of Directors

     Our Articles of Incorporation provide that we may indemnify, to the fullest extent permitted by Colorado law, any director, office, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present office of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Colorado General Corporation Law. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     o    any breach of the duty of loyalty to us or our stockholders,

     o acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,

     o dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions,

     o    violations of certain laws, or

     o any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

Conflicts of Interest

     Our creation was, and our continuing business operations will be, subject to possible conflicts of interest. These conflicts may have caused, and in the future may cause, our business to be adversely affected. These conflicts and their possible adverse effects upon us including the following:

     o Messrs. McElhaney and Conrad serve as two of our directors and also serve as directors and executive officers of WYOG. Because of the interlocking relationship, it is possible that those individuals may be less aggressive in enforcing the rights and interests of each company in its dealings with the other. While we are not aware of any instance in which this has occurred, it is possible that in future business dealings between the two companies, the transactions might be managed on terms less favorable to us than if there were no historical and continuing management relationships between WYOG and us.

     o Mr. Babiarz, an attorney with the firm Dufford & Brown, P.C., serves as legal counsel to both us and WYOG. Mr. Babiarz is performing all of the legal services required of both companies in connection with the distribution. While WYOG is directly benefiting from the restructuring and distribution described in this prospectus, we have agreed to pay all of Mr. Babiarz' fees and out-of-pocket disbursements incurred in connection with completing the distribution related transactions.

     o Mr. Laird is our Chief Executive Officer and is also an officer and director of International Marketing Corporation of Colorado and Chief Exectutive Officer of Natural Resources Group, Inc. Mr. Laird's duties with Internation Marketing are nominal and Natural Resources is inactive. At present, we expect that he will devote a substantial majority of his business time to the affairs of NFE with the remainder of his business time to International Marketing. Mr. Laird estimates that he devotes approximately 10% of this time and attention to the business and affairs of that entity. The current compensation which we pay to Mr. Laird reflects our expectation of his division of business time. It is possible that hereafter Mr. Laird may devote a larger percentage of his time to our business affairs and we may be required to increase his compensation. Also because of his dual employment arrangement we may have to compete with International Marketing for his time and attention.

Certain Relationships and Related Transactions

     Our subsidiary, Skyline, shares office space with a company owned by an affiliate of that entity's president. We paid $413 each month during fiscal 2003 pursuant to this arrangement. Our Board of Directors believes that these transactions were on terms no less favorable than could be obtained from an unaffiliated third party.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of the date of this Prospectus, there are a total of 12,775,616 shares of our common stock outstanding, our only class of voting securities currently outstanding. All of the shares are currently owned by WYOG. The following table describes the ownership of our voting securities after the proposed distribution by: (i) each officer and director of the company; (ii) all officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than five percent of our common stock. Unless otherwise stated, the address of each of the individuals or entities is 5525 Erindale Drive, Suite 201, Colorado Springs, Colorado 80918. All ownership is direct, unless otherwise stated.

     In calculating the percentage ownership for each shareholder, it is assumed that any options or warrants issued by us to the individual is exercised, but not the options or warrants issued by us to any other individual.

Name and address of                                         Shares Beneficially
Beneficial Owner                        Number              Owned Percentage (%)
-------------------                     ------              --------------------

Executive Officers and Directors

Paul G. Laird                           618,203 (1,2)               4.80

Les Bates                               393,203 (2,3)               3.05

Raymond E. McElhaney                  1,038,500 (4)                 8.13

Bill M. Conrad                          982,000 (4)                 7.69

Grant I. Gaeth                          143,203 (2,5)               1.12
1550 Larimer
Denver, CO 80202

All Officers and Directors
as a Group (5 persons)                2,638,703 (2,6)              20.33
----------------------

Five Percent Shareholders:

John D. McKey, Jr.                    1,673,333 (7)                12.96
7737 S.E. Loblolly Bay Dr.
Hobe Sound, FL 33455

Candace McKey                         1,673,333 (8)                12.96
7737 S.E. Loblolly Bay Dr.
Hobe Sound, FL 33455

International Mercantile Holding Group, Inc.
666 Fifth Avenue, Suite 125
New York, NY 10103                    1,000,000                     7.83

---------------------
(1) Includes options to acquire 100,000 shares of common stock from the Company at a price of $.25 which expire in 2006, and options to acquire 450,000 shares from certain individuals at a price of $.25 which expire in 2005.

(2) Includes 68,203 shares owned by Natural Resources Group, Inc., of which the reporting person is an officer, director and/or principal shareholder.

(3) Includes options to acquire 100,000 shares from the Company at a price of $.25 which expire in 2006, and options to acquire 225,000 shares from certain individuals at a price of $.25 which expire in 2005.

(4) Includes 200,000 shares subject to an option granted to a third party and exercisable until 2005.

(5)  Includes options to acquire 75,000 shares granted by a third party.

(6) Includes shares underlying options issued by the Company. Excludes shares underlying options granted by the named individuals.

(7) Includes 351,541 shares owned by Mr. McKey's wife, Candace McKey, of which he disclaims beneficial ownership. Also includes warrants to acquire 133,000 shares of common stock at an exercise price of $1.00 exercisable until March 2005.

(8) Includes 1,065,000 shares owned by Mrs. McKey's husband, John D. McKey, Jr. of which she disclaims beneficial ownership. Also includes warrants to acquire 133,000 shares of common stock at an exercise price of $1.00 exercisable until March 2005.
---------------------

Changes in Control

     We know of no arrangements, including the pledge of our securities by any person, that might result in a change in control.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

     The following discusses U.S. federal income tax consequences of the distribution transactions to WYOG stockholders who hold WYOG common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the distribution, and in particular may not address U.S. federal income tax considerations applicable to WYOG stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment may include, for example:

     o    Corporations,

     o foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia), o financial institutions,

     o    dealers in securities,

     o traders in securities who elect to apply a market-to-market method of accounting,

     o    insurance companies,

     o    tax-exempt entities,

     o holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

     o holders who hold WYOG common stock as part of a hedge, straddle, conversion or constructive sale.

     Further, no information is provided in this prospectus with respect to the tax consequences of the distribution under applicable foreign or state or local laws.

     WYOG stockholders are urged to consult with their tax advisors regarding the tax consequences of the distribution to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

     We have not requested, nor do we intend to request, a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax-free spin-off under U.S. tax laws. Under Section 355 of the Internal Revenue Code, one of the requirements under the U.S. Tax Laws for the transaction to constitute a tax-free spin-off is that both WYOG and us would have to be engaged in an active trade or business for at least five years preceding the transaction date. While WYOG may satisfy this requirement, we were only recently organized, and cannot satisfy that requirement. Accordingly, the distribution of our shares will not qualify as a tax-free distribution under relevant provisions of the Code.

     Based upon the assumption that the distribution fails to qualify as a tax-free distribution under Section 355 of the Code, then each WYOG stockholder receiving our shares of common stock in the distribution generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:

     o a dividend to the extent paid out of WYOG current and accumulated earnings and profits at the end of the year in which the distribution occurs; then

     o a reduction in your basis in WYOG common stock to the extent that the fair market value of our common stock received in the distribution exceeds your share of the dividend portion of the distribution referenced above; and then

     o gain from the sale or exchange of WYOG common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

     o each shareholder's basis in our common stock will be equal to the fair market value of such stock at the time of the distribution. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.

Since WYOG has not reported any earnings or profits since its inception, we believe that the entire amount of the distribution will be treated as a reduction in your basis combined with a gain from the exchange of WYOG common stock, depending on the fair market value of the NFE shares on the date of distribution. Following completion of the distribution, information with respect to the allocation of tax basis between WYOG and our common stock will be made available to the holders of WYOG common stock.

     The distribution of our common shares in the distribution will be treated by WYOG in the same manner as any other distribution of cash or property that WYOG may make. WYOG will recognize gain from the distribution of our common shares equal to the excess, if any, of the fair market value of our common shares that WYOG distributes, over WYOG tax basis in those shares.

Back-up Withholding Requirements

     U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:

     o is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

     o provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.

     A stockholder who does not supply WYOG with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder's shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences

     NFE common stock distributed to WYOG stockholders in the distribution will be freely transferable under the Securities Act, except for securities received by persons who may be deemed to be affiliates of NFE under Securities Act rules. Persons who may be deemed to be affiliates of NFE after the distribution generally include individuals or entities that control, are controlled by or are under common control with NFE, such as our directors and executive officers. Persons who are affiliates of NFE generally will be permitted to sell their shares of NFE common stock received in the distribution only pursuant to Rule 144 under the Securities Act. However, because the shares received in the distribution are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, NFE common stock received by NFE affiliates pursuant to the distribution may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding NFE common stock or the average weekly trading volume for NFE common stock during the preceding four-week period, and the securities are sold in "broker's transactions" and in compliance with certain notice provisions under Rule 144).


                       Comparison of Shareholders' Rights

     WYOG is incorporated in the State of Wyoming. Shareholders of WYOG, whose rights as shareholders are currently governed by Wyoming law, including the Wyoming Business Corporation Act ("WBCA") and WYOG's Articles of Incorporation and bylaws, will, upon effectiveness of the distribution, become shareholders of NFE, a Colorado corporation. As a result, their rights as shareholders of NFE will be governed by Colorado law and NFE's Articles of Incorporation and bylaws. The following is a summary of material differences in the rights of shareholders under Colorado and Wyoming law and the respective Company's' Articles of Incorporation and bylaws.

     The WBCA and corporate statutes of the State of Colorado are both based on the Model Business Corporation Act. Accordingly, the WBCA and Colorado Business Corporation Act ("CBCA") are similar. However, there are several variations in the provisions of each state's laws.

     Special Meetings of Stockholders.
     ---------------------------------
     The WBCA provides that special meetings of stockholders may be called by the board of directors, by the persons authorized to do so by the Articles of Incorporation or bylaws or by the holders of at least 10% of all votes entitled to be cast at a meeting of stockholders. The CBCA provides that a special meeting of stockholders shall be called at the request of the board of directors, by the person or persons authorized by the bylaws or resolution of the board of directors or by the holders of not less than 10% of all votes entitled to be cast by the stockholders. The Articles of Incorporation and bylaws of both WYOG and NFE provide that a special meeting may be called by the president, the board of directors or by the holders of at least 10% of the votes entitled to be cast at the meeting.

     Inspection Rights.
     ------------------
     With minor variations, both the WBCA and CBCA allow shareholders the right to inspect and copy, during regular business hours and upon not less than five business days advance notice, the following corporate documents:

     o    its Articles of Incorporation;

     o    its bylaws;

     o minutes of all shareholders meetings and all actions taken by shareholders without a meeting, for the past three years;

     o all written communications within the past three years to shareholders as a group or to the holders of any class of shares as a group;

     o a list of the name and business addresses of its current directors and officers;

     o    a copy of its most recent report filed with the Secretary of State;
          and

     o financial statements prepared for periods ending during the last three years.

In addition, the WBCA allows a shareholder who has been a holder of record for at least the past six months and who is the owner of at least 5% of all the outstanding shares of the corporation, to inspect and copy, during regular business hours and upon not less than five business days advance notice, the following documents if the demand is: (i) in good faith and for a proper purpose; (ii) he describes in reasonable particularity his purpose and the records that he desires; and (iii) the records are directly connected to his purpose:

     o    excerpts from minutes of any meeting of the board of directors;

     o    records of any action of a committee of the board of directors;

     o records of actions taken by the shareholders or board of directors without a meeting, to the extent not already subject to inspection;

     o    accounting records of the corporation; and

     o    the record of shareholders.

The CBCA provides a shareholder who has been such for at least three months preceding the demand who is a shareholder of at least 5% of all of the outstanding shares of any class outstanding and provided (i) that the demand is in good faith for a proper purpose; (ii) the shareholder describes with reasonable particularity the purpose and the record the shareholder desires to inspect; and (iii) the records are directly connected with the described purpose, the following:

     o excerpts from minutes of any meeting of the board of directors; o records of actions taken by the board of directors without a meeting;

     o excerpts from records of any action of a committee of the board of directors;

     o waivers of notice of any meeting of the shareholders, board of directors or committees of the board of directors;

     o    accounting records of the corporation; and

     o    the record of shareholders.

     Action By Consent of Stockholders.
     ----------------------------------
     Under both the WBCA and CBCA, any action required or permitted to be taken by the shareholders at a meeting may be taken without a meeting if the action is approved by all of the stockholders entitled to vote on the matter. The bylaws of both WYOG and NFE permit shareholders to take action without a meeting.

     Cumulative Voting and Election of Directors.
     --------------------------------------------
     The WBCA and Articles of Incorporation of WYOG allow shareholders to cumulate their votes for directors. This means that the shareholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting allows minority shareholders a greater opportunity to elect at least one director than non-cumulative voting. However, under the WBCA, shares otherwise entitled to vote cumulatively may not be voted cumulatively at a particular meeting unless: (i) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized; or (ii) a shareholder who has the rights to cumulate his votes gives notice to the corporation not less than 48 hours before the time set for the meeting of his intent to cumulate his votes. If one shareholder gives this notice, all shareholders in the same voting group participating in the election are allowed to cumulate their votes without giving further notice.

     Under the CBCA and Articles of Incorporation of NFE, cumulative voting is not allowed in the election of directors. Accordingly, every shareholder is entitled to vote for the election of directors all of the shareholder's votes for as many persons as there are directors to be elected and for whose election the shareholder has the right to vote. Under the WBCA and CBCA, when cumulative voting is not allowed, directors are elected by a plurality, meaning that the number of candidates equaling the number of directors to be elected and having the highest number of votes cast in favor of their election are elected to the board of directors.

     Dividends and Repurchase of Stock.
     ----------------------------------
     Under both the WBCA and CBCA, distributions, including dividends, may be made by a corporation to its shareholders so long as, after giving effect to the distribution: (i) the corporation would be able to pay its debts as they become due in the usual course of business; and (ii) the corporation's total assets would be greater than the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Both the WBCA and CBCA allow a corporation to repurchase its stock without limitation as to capital surplus or other financial considerations.

     Classification of the Board of Directors.
     -----------------------------------------
     Both the WBCA and CBCA permit, but do not require, classification of directors. Each Act allows the board of directors to be divided into two or three classes, each as nearly equal in size as possible. Directors of the first class are then elected at the first annual shareholders' meeting after their election, the term of the second group expire at the second annual shareholders meeting and the term of the third group, if any, expires at the third annual shareholders meeting after their election. Staggering of directors helps perpetuate management of the corporation in the event of an unwanted take-over.

     Neither the Articles of Incorporation nor bylaws of WYOG allow for classification of directors. The Articles of Incorporation of NFE permit, but do not require, classification of directors. To date, the Board of NFE has not determined to stagger the term of any director.

     Removal of Directors.
     ---------------------
     Under both the WBCA and CBCA, directors may only be removed by a vote of shareholders or by judicial proceeding. Directors may be removed by the shareholders, with or without cause, unless the Articles of Incorporation provide that directors may only be removed for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him. If cumulative voting is authorized and in effect, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against his removal. If cumulative voting is not authorized, a director may only be removed if the number of votes cast to remove him exceeds the number of votes cast not to remove him. Neither the Articles of Incorporation of WYOG or NFE limit the removal of directors without cause.

     Vacancies on the Board of Directors.
     ------------------------------------
     Under the WBCA and CBCA, a vacancy on the board of directors, including a vacancy existing by reason of an increase in the size of the board, may be filled either by the shareholders, the board of directors or the remaining directors, though less than a quorum. However, under the Articles of Incorporation of WYOG, any vacancy existing by an increase in the number of directors may only be filled by election at an annual or special meeting of shareholders called for that purpose.

     Exculpation of Directors.
     -------------------------
     Under the WBCA, a director is not liable for any action taken as a director or officer, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the standards of conduct for directors. These standards include: (i) discharging his duties in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner he reasonably believes to be in, or at least not opposed to, the best interest of the corporation.

     Under the WBCA, the board of directors of a Wyoming corporation may take into account the interests of the community and certain other "social" interests in evaluating the effect of any proposed action on the corporation, including the interests of the employees, vendors and suppliers of the corporation, the people of the community and economy of the State and the nation. The statutes of Colorado contain no recognition of these community and public interests.

     As permitted by the CBCA, the Articles of Incorporation of NFE eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty, so long as the director acted in good faith, did not breach his duties of loyalty to the corporation or its shareholders, the action did not involve intentional misconduct or a violation of the law, the director did not directly or indirectly derive an improper personal benefit, or did not involve unlawful distributions.

     Indemnification of Directors, Officers and Others.
     --------------------------------------------------
     Both the WBCA and CBCA authorize a corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

     o    he conducted himself in good faith; and

     o he reasonably believed that his conduct was in or at least not opposed to the corporation's best interest; and

     o in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

The WBCA also allows the corporation to indemnify a director for any action taken, or failure to take any action, as a director, except liability for:

     o    receipt of a financial benefit to which he is not entitled;

     o an intentional infliction of harm on the corporation or its shareholders;

     o    an intentional violation of criminal law; or

     o    an unlawful distribution.

Both the WBCA and CBCA mandate that directors shall be indemnified for their reasonable expenses in the event that a director is successful in the defense of any proceeding in which the director was a party due to his status as a director. Under the WBCA, the corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding, if it is determined that the director has not met the standard of conduct prescribed for a director; or (ii) in connection with a proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled.

     Under the CBCA, a corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable; or (ii) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     The WBCA allows a corporation to indemnify its officers to a greater extent than the directors, if authorized by the Articles of Incorporation, bylaws, a resolution of the board of directors or contract, except in limited circumstances. The CBCA also allows a corporation to indemnify an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy and if provided for by the bylaws, general or specific action of its board of directors, shareholders, or contract.

     The Articles of Incorporation of WYOG permit the corporation to indemnify each director and each officer, their heirs, executors and administrators, against expenses reasonable incurred or liability incurred except in relation to which the director or officer shall be finally adjudged to be liable for fraud or misconduct. The Articles of Incorporation of NFE permit the corporation to indemnify any director, officer, employee or agent of the corporation to the full extent permitted by the CBCA.

     Interested Director Transactions.
     ---------------------------------
     Both the WBCA and CBCA provide that no transaction between a corporation and one or more of its directors or an entity in which one or more of its directors has a financial interest shall be void or voidable solely for that reason or solely because the director is present at, participates in or votes at the meeting of the board of directors or committee which authorizes the transaction. In order for that transaction not to be found void or voidable, one of the following circumstances must exist:

     o the material facts as to the director's interest were disclosed or known to the board of directors or a committee of the board of directors and the board of directors or committee authorized, approved or ratified the transaction;

     o the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or known to the shareholders who are entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified by a vote of the shareholders; or

     o    the conflicting interest transaction is fair to the corporation.

Under both the WBCA and CBCA, the vote of the board of directors or committee approving, authorizing or ratifying the conflicting interest transaction may be made by a majority of the disinterested directors though less than a quorum, although the WBCA does not allow such a vote by a single director. In addition, the CBCA requires that the vote of the directors, a committee of the directors or the shareholders be made in good faith.

     Sales, Lease or Exchange of Assets and Mergers.
     -----------------------------------------------
     Both the WBCA and CBCA require the approval of directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease or exchange for all or substantially all of the corporation's property and assets not in the ordinary course of business. Similarly, both Acts require the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote for the merger of the corporation with or into another corporation or the merger of another corporation with or into that corporation, except in limited circumstances.

     Provisions of the Wyoming statutes also include the "Management Stability Act." The provisions of theses statutes are designed to provide existing management of certain corporations' comfort regarding their tenure in relation to certain business transactions. Provisions of those statutes limit business combinations with interested stockholders (those holding 15% or more of company's stock), protects shareholders from takeovers from outside parties without compliance with Wyoming law and limits control share acquisitions. The provisions of the Management Stability Act apply to certain publicly traded companies with assets in excess of $10 million. Since WYOG did not have assets in excess of that amount at the end of its most recent fiscal year, February 28, 2003, provisions of the Management Stability Act would not presently apply. However, if WYOG acquired additional assets in the future, such provisions may apply. Colorado has no similar set of statutes.

     Amendments to Charter.
     ----------------------
     Under the WBCA, amendments to the Articles of Incorporation require the approval of the directors and the vote of the holders of a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenter's rights and a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon as a class, unless the Articles of Incorporation or bylaws require a different proportion. The Articles of Incorporation and bylaws of WYOG do not provide a greater proportion.

     Under the CBCA, amendments to the Articles of Incorporation require the approval of the directors and the vote of the holders of a majority of the outstanding stock of each voting group entitled to vote thereon as a class.

     Amendment to Bylaws.
     --------------------
     Under the WBCA, bylaws may be amended by the shareholders or the board of directors. However, the board of directors may not amend or repeal a bylaw that is amended or repealed by the shareholders and for which the shareholders expressly preclude further action by the board of directors.

     Under the CBCA, bylaws may also be amended by the board of directors or the shareholders.

     Appraisal Rights.
     -----------------
     Dissenters' rights, under which shareholders are entitled to obtain the fair value of their shares, are similar under the WBCA and CBCA. However, shareholders are entitled to appraisal rights in slightly more circumstances under the CBCA than the WBCA.

     Under both the WBCA and CBCA, a shareholder is entitled to dissent from, and to obtain payment of the fair value of his shares, in the event of the following corporate actions:

     o consummation of a plan of merger to which the corporation is party, if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent;

     o consummation of a plan of share exchange to which the corporation is party as the corporation whose shares will be acquired; or

     o consummation of a sale of all, or substantially all, of the property of the corporation, if the shareholders are entitled to vote.

The WBCA also provides dissenters' rights in the event of an amendment to the Articles of Incorporation that materially and adversely affects the rights in respect of a dissenters' shares.

     Under the CBCA, shareholders are also entitled to dissenters' rights in the event of a reverse stock split that reduces the number of shares owned by a shareholder to a fraction of a share or to script. Such provision is not contained in the WBCA.

     Under the CBCA, shareholders are not entitled to dissent and obtain payment for their shares if such shares were either listed on a national security exchange, or on the national market system of the National Association of Securities Dealers automated quotation system or were held of record by more than 2,000 shareholders. This provision is not contained in the WBCA.

     Stockholder Preemptive Rights.
     ------------------------------
     Both the WBCA and CBCA provide that unless otherwise specified in the Articles of Incorporation, shareholders are not entitled to preemptive rights to acquire shares of the corporation. Neither the Articles of Incorporation of WYOG or NFE provide for preemptive rights.


                         Description of Our Common Stock

     Our authorized capital consists of 50,000,000 shares of common stock, $.001 par value and 25,000,000 shares of Preferred Stock, $.001 par value. We currently have 12,775,616 shares of common stock issued and outstanding.

Common Stock

     Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. Our Articles of Incorporation prohibit cumulative voting in the election of directors. In the event of liquidation, dissolution or winding up of the Company, holders of shares of common stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of our Preferred Stock.

     All of our issued and outstanding common stock is, and, when distributed according to the terms of the offering will be, fully paid and non-assessable and are not subject to any future call.

Preferred Stock

     The Articles of Incorporation vest our Board of Directors with authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;
(iii) whether Preferred Stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on Preferred Stock in the event of involuntary or voluntary liquidation;
(v) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (vi) the terms and conditions by which Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

As of the date of this prospectus, we have no preferred shares issued.

Warrants

     We have outstanding a total of 186,500 warrants to acquire our common stock exercisable at a price of $1.00. Of that amount, warrants to acquire 10,000 shares expire in August 2003 and the balance expire in March 2005. The warrants contain customary anti-dilution provisions which protect the holders from stock splits, dividends and certain other corporate action.

Certain Provisions of Our Articles of Incorporation

     Pursuant to provisions of our Articles of Incorporation, cumulative voting is not permitted in the election of directors. As a result, a simple majority of the shares outstanding and entitled to vote at a meeting at which a quorum of shares is present can elect our entire Board of Directors. This provision will have the effect of limiting any voice which purchasers of our common stock may have in the affairs of the Company.

     Shareholders of our Company are not entitled to preemptive rights with regard to any of our common stock. As a result, we can issue common stock to third parities in the future which would have the effect of diluting a shareholder's interest in the Company.

Transfer Agent

     While we currently act as our own transfer agent, we intend to appoint Corporate Stock Transfer, Inc. ("CST") in Denver as transfer agent for our common stock following the date of this prospectus. CST is located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 and its telephone number is (303) 282-4800.

                       WHERE YOU CAN FIND MORE INFORMATION

     You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

     We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock. This prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the Registration Statement.

     We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President Paul G. Laird, at our corporate office in Colorado Springs, Colorado. You can also review this information at the public reference rooms of the Commission and on the Commission's website as described above.

                                  LEGAL MATTERS

     We have been advised on the legality of the shares included in this prospectus by Dufford & Brown, P.C., of Denver, Colorado.

                                     EXPERTS

     Our financial statements as of February 28, 2003 and for the two years then ended included in this prospectus and referred to elsewhere in the registration statement, have been included in reliance on the report of Maurice M. Morton, CPA, our independent certified public accountant. These financial statements have been included on the authority of that firm as experts in accounting and auditing.

                            NEW FRONTIER ENERGY, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                     FOR THE PERIOD ENDED FEBRUARY 28, 2003

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----

       Independent Auditor's Report                                       F-1

       Consolidated Financial Statements
            Balance Sheet                                                 F-2
            Statements of Operations                                      F-3
            Statements of  Changes in Stockholders' Equity                F-4
            Statements of Cash Flows                                      F-5

       Notes to Consolidated Financial Statements                         F-6

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


Board of Directors and Shareholders
New Frontier Energy, Inc.
Colorado Springs, Colorado

I have audited the accompanying consolidated balance sheet of New Frontier Energy, Inc. and subsidiary as of February 28, 2003 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended February 28, 2003 and 2002. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Frontier Energy, Inc. as of February 28, 2003, and the results of its operations and changes in its stockholders' equity and its cash flows for the years ended February 28, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.


                                                     /s/ Maurice M. Morton
                                                     ---------------------------
                                                     Maurice M. Morton
                                                     Certified Public Accountant
May 23, 2003, except for Note 6
   of which the date is June 30, 2003
Casper, Wyoming

                            NEW FRONTIER ENERGY, INC.
                           CONSOLIDATED BALANCE SHEET
                                FEBRUARY 28, 2003

      ASSETS
CURRENT ASSETS
      Cash                                                          $        88
      Accounts receivable                                                10,648
      Due from sale of properties (Note 11)                             375,000
      Accounts receivable, officers                                      17,000
                                                                    -----------
             Total current assets                                       402,736
                                                                    -----------

Property and equipment, net (Notes 2, 3 and 11)                       2,765,462
                                                                    -----------

OTHER ASSETS
      Other assets                                                        7,021
      Production payment receivable, net (Note 11)                       90,000
      Organization costs, net                                               400
                                                                    -----------
                                                                         97,421
                                                                    -----------

                                                                    $ 3,265,619
                                                                    ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Accounts payable                                              $    37,712
      Accrued expenses ($198,000 related parties)                       296,470
      Due officers                                                       19,500
      Due to parent company                                             210,629
      Current portion of long-term debt (Note 3)                        146,911
                                                                    -----------
             Total current liabilities                                  711,222
                                                                    -----------

Long-term debt (Note 3)                                                 385,148
                                                                    -----------

STOCKHOLDERS' EQUITY (Notes 5, 6 and 10)
      Preferred stock: 25,000,000 shares authorized,
        $.001 par value, none issued and outstanding                       --
      Common stock: 50,000,000 shares authorized,
        $.001 par value, 12,775,616 shares issued and outstanding        12,776
      Additional paid in capital                                      3,382,779
      Accumulated deficit                                            (1,226,306)
                                                                    -----------
                                                                      2,169,249
                                                                    -----------

                                                                    $ 3,265,619
                                                                    ===========

        See accompanying notes to the consolidated financial statements.

                            NEW FRONTIER ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED FEBRUARY 28,

                                                         2003         2002 (a)
                                                       ---------      ---------
Operating revenues
       Oil and gas sales                               $     690      $    --
       Consulting fees                                     4,610           --
                                                       ---------      ---------
                                                           5,300           --
                                                       ---------      ---------

Operating expenses
       Exploration costs, including dry holes             59,703         61,987
       Abandoned properties                               53,414           --
       Lease operating expenses                            5,070          6,668
       General and administrative                        363,758        469,748
       Depreciation and amortization                      18,851          4,015
                                                       ---------      ---------
             Total operating expense                     500,796        542,418
                                                       ---------      ---------

(Loss) from operations                                  (495,496)      (542,418)
                                                       ---------      ---------

Other income (expense)
       Interest income                                      --            4,788
       Interest expense                                  (22,232)       (94,857)
                                                       ---------      ---------
             Other income (expense), net                 (22,232)       (90,069)
                                                       ---------      ---------

(Loss) before income taxes                              (517,728)      (632,487)

Income taxes
       Current                                              --             --
       Deferred                                             --             --
                                                       ---------      ---------

Net (loss)                                             $(517,728)     $(632,487)
                                                       =========      =========

Net loss per common share
       Basic and diluted                               $   (.04)         $(.05)
                                                       =========      =========

Weighted average shares outstanding
       Basic and diluted                              12,775,616     12,775,616
                                                       =========      =========


(a) Represents the consolidated results of operations of New Frontier Energy, Inc. and its wholly owned subsidiary, Skyline Resources, Inc. from June 21, 2001 (date of acquisition) to February 28, 2002.

        See accompanying notes to the consolidated financial statements.

                            NEW FRONTIER ENERGY, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       Common Stock           Additional
                                     $.001 Par Value           Paid-in      Accumulated
                                  Shares         Amount        Capital       Deficit          Total
                                -----------    -----------    -----------   -----------    -----------
Balance February 28, 2001         5,415,000    $     5,415    $   124,383   $   (76,091)   $    53,707
     Shares issued for cash         974,500            975        973,525                      974,500
     Conversion of bridge
       loan to stock                580,006            580        463,164                      463,744
     Conversion of bridge
       loan interest to stock         8,417              8          7,692                        7,700
     Acquisition of Skyline
       Resources, Inc.            1,579,000          1,579      1,335,386                    1,336,965
     Convert issued and
       outstanding common
       stock to one share        (8,556,922)        (8,557)         8,557
     Net loss for the year                                                     (632,487)      (632,487)
                                -----------    -----------    -----------   -----------    -----------

Balance, February 28, 2002                1    $      --      $ 2,912,707   $  (708,578)   $ 2,204,129
     Assets contributed by
       parent - net                                               482,848                      482,848
    Stock split 12,358,954 to 1   12,775,615        12,776        (12,776)        -                -
     Net loss for the year                                                     (517,728)      (517,728)
                                -----------    -----------    -----------   -----------    -----------

Balance, February 28, 2003        12,775,616   $    12,776    $ 3,382,779   $(1,226,306)   $ 2,169,249
                                ===========    ===========    ===========   ===========    ===========

        See accompanying notes to the consolidated financial statements.

                            NEW FRONTIER ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED FEBRUARY 28,

                                                                            2003           2002(a)
                                                                         -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                            $  (517,728)   $  (632,487)
     Adjustments to reconcile net (loss) to net cash
         provided by (used in) operating activities:
           Depreciation and amortization                                      18,852          3,872
           Abandonment of well                                                53,414           --
           (Increase) decrease in assets:
               Accounts receivable                                            (8,312)        53,606
           Increase (decrease) in liabilities:
               Accounts payable                                              (18,735)       (56,052)
               Accrued expenses                                              234,890         98,696
                                                                         -----------    -----------
         Net cash used in operating activities                              (237,619)      (532,365)
                                                                         -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sale of property and equipment                             37,635           --
     Purchase of property and equipment                                      (44,944)      (135,420)
     Advances to officers                                                    (17,000)          --
     Other assets                                                              3,135         (8,156)
                                                                         -----------    -----------
         Net cash provided by investing activities                           (21,174)      (143,576)
                                                                         -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Cash received through purchase of Skyline Resources, Inc.                  --           15,728
     Increase in notes payable                                                  --        1,003,738
     Repayment of notes payable                                              (17,930)      (200,554)
     Common stock subscribed                                                    --           60,000
     Operating advances from parent                                          254,579           --
     Operating advances to Skyline Resources, Inc.                              --       (1,175,000)
     Advances from officer                                                    19,500           --
     Proceeds from issuance of common stock                                     --          974,501
                                                                         -----------    -----------
         Net cash provided by financing activities                           256,149        678,413
                                                                         -----------    -----------

INCREASE (DECREASE) IN CASH                                                   (2,644)         2,472

BEGINNING BALANCE                                                              2,732            260
                                                                         -----------    -----------

ENDING BALANCE                                                           $        88    $     2,732
                                                                         ===========    ===========

Cash paid for interest                                                   $       536    $       151
                                                                         -----------    -----------

Supplemental schedule of non-cash investing and financing activities:
         Transfer of assets and liabilities by parent corporation, net   $   482,849    $      --
         Vehicles purchased for $76,701 in exchange for
           notes payable of $64,993                                      $      --      $    64,993
         Issuance of 1,579,000 shares of common stock
           pursuant to acquisition of subsidiary                         $      --      $ 1,336,965
         Forgiveness of operating advances to subsidiary                 $      --      $ 1,175,000
         Conversion of bridge loans and related interest to stock        $   632,997    $   471,443
         Due on sale of properties (reduction of basis)                  $   375,000    $      --

(a) Represents the consolidated results of operations of New Frontier Energy, Inc. and its wholly owned subsidiary, Skyline Resources, Inc. from June 21, 2001 (date of acquisition) to February 28, 2002.

        See accompanying notes to the consolidated financial statements.

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     Organization

     New Frontier Energy, Inc. (the "Company") was incorporated as Storage Finders.com under the laws of Colorado on January 7, 2000. In March, 2001 the Company changed its name to New Frontier Energy, Inc. The Company is a natural gas and oil exploration company operating in the states of Colorado and Wyoming.

     Effective February 6, 2002, Wyoming Oil & Minerals, Inc. ("Wyoming") completed a share exchange with the Company. Under the terms of the share exchange, the shareholders of the Company have surrendered their shares in exchange for shares of Wyoming. The Company's shareholders became shareholders in Wyoming, and the Company became a wholly owned subsidiary of Wyoming.

     Principles of Consolidation
     ---------------------------

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company's only subsidiary at February 28, 2003 is Skyline Resources, Inc. ("Skyline").

     Revenue Recognition
     -------------------

     The Company recognizes oil and gas revenue from its interests in producing wells as oil and gas is produced and sold from those wells. The Company had minimal oil and gas revenue for the years ended February 28, 2003 and 2002.

     Accounts Receivable
     -------------------

     The Company uses the direct  write off method for bad debts which  expenses
     uncollectible   accounts  in  the  year  they  become  uncollectible.   Any
     difference between this method and the allowance method is not material.

     Cash and Cash Equivalents
     -------------------------

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Net Income (Loss) per Common Share
     ----------------------------------

     The Company calculates net income (loss) per share as required by Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income
     (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
     ------------------------------------------------------

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Fair Value of Financial Instruments
     -----------------------------------

     Fair  value  estimates  discussed  herein  are based  upon  certain  market assumptions and pertinent information available to management as of February 28, 2003. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.
     These financial instruments include cash, accounts payable and accrued expenses and notes payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature, their carrying amounts approximate fair values, or they are receivable or payable on demand.

     Business Combinations
     ---------------------

     Business combinations have been accounted for under the purchase method of accounting and include the results of operations of the acquired business from the effective date of acquisition. The cost to acquire companies, including transaction costs, have been allocated to the underlying net assets of the acquired company in proportion to their respective fair values.

     Accounting for Oil and Gas Activities
     -------------------------------------

     The Company uses the successful efforts method of accounting for oil and gas producing activities. Under this method, acquisition costs for proved and unproved properties are capitalized when incurred. Exploration costs, including geological and geophysical costs, the costs of carrying and retaining unproved properties and exploratory dry hole drilling costs, are expensed. Development costs, including the costs to drill and equip development wells, and successful exploratory drilling costs that locate proved reserves, are capitalized. In addition, the Company limits the total amount of unamortized capitalized costs to the value of future net revenues, based on current prices and costs.

     Revenues from the sale of oil and gas production are recognized when title passes, net of royalties.

     Depreciation, Depletion and Amortization
     ----------------------------------------

     Depreciation and depletion of the capitalized costs for producing oil and gas properties are provided by the unit-of-production method based on proved oil and gas reserves. Uncompleted wells and equipment are reflected at the Company's incurred cost and represent costs of drilling and

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
     ------------------------------------------------------

     Depreciation, Depletion and Amortization (Continued)
     ----------------------------------------------------

     equipping oil and gas wells that are not completed as of the balance sheet date. The costs of unproved leases which become productive are reclassified to proved properties when proved reserves are discovered in the property. Unproved oil and gas interests are carried at original acquisition costs including filing and title fees.

     Other Property and Equipment
     ----------------------------

     Other property and equipment consists of furniture, fixtures and equipment and are recorded at cost and depreciated using the straight-line method over the estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred.

     Income Taxes
     ------------

     The Company accounts for income taxes in accordance with SFAS No. 109 which requires the liability method of accounting for income taxes. The liability method requires the recognition of deferred tax assets and liabilities for future tax consequences of temporary differences between the financial statement basis and the tax basis of assets and liabilities.

     Recent Pronouncements
     ---------------------

     In June 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. Required disclosures include a general description of the asset retirement obligation and the associated long-lived assets and the fair value of assets that are legally restricted for purposes of settling asset retirement obligations. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management believes that the adoption of SFAS No. 143 will have no material effect on the Company's financial statements.

2.   PROPERTY AND EQUIPMENT
     ----------------------

     Property and equipment consists of the following:

     Proved oil and gas properties                      $   106,000
     Unproved oil and gas properties                      2,644,473
     Vehicles                                                76,701
          Office furniture and equipment 13,692
                                                         -----------
                                                          2,840,866
     Less accumulated depreciation and depletion            (75,404)
                                                         -----------

                                                        $ 2,765,462
                                                        ============

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


3.   LONG-TERM DEBT
     --------------

     The Company had long-term debt as follows:

     Note payable to a bank, due in quarterly
       payments of $38,000 including interest at
       .75% above Wall Street Journal prime
       (4.25% at February 28, 2003), maturity
       date March 18, 2005, secured by preferred
       stock of a third party.                                     $  485,550

     Note payable to Ford Motor Credit, due in
       monthly payments of $972 at 0%
       financing, maturity date March 14, 2005,
       collateralized by vehicle.                                      23,329

     Note payable to GMAC, due in monthly
       payments of $705 including interest at
       5.9%, maturity date March 15, 2006,
       collateralized by vehicle.                                      23,180
                                                                    ----------
                                                                      532,059
     Less current portion                                            (146,911)
                                                                    ----------

                                                                   $  385,148
                                                                    ==========

     Estimated maturities on long-term debt are as follows:

             February 28, 2004               $  146,911
                   2005                         154,547
                   2006                         230,601
                                              ---------

                                             $  532,059
                                              =========

4.   INCOME TAXES
     ------------

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes", which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The Company's estimated effective tax rate of 38.95% is offset by a reserve due to the uncertainty regarding the realization of the deferred tax asset. It is more likely than not that the net tax deferred benefits will not be realized.

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


5.   INCOME TAXES (Continued)
     ------------------------

     The  provision   (benefit)  for  income  taxes  consist  of  the  following components:

                                         2003        2002
                                       -------      -------
              Current                 $      -     $     -
              Deferred                       -           -

     The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                      2003            2002
                                                  ------------      ----------
       Deferred tax assets:
         Net operating loss carryforwards        $  1,154,391      $  923,293
       Deferred tax liabilities:
         Property and equipment                      (397,542)       (392,259)
                                                  ------------      ----------
                                                      756,849         531,034
       Less valuation allowance                      (756,849)       (531,034)
                                                  ------------      ----------

                                                 $          -      $        -
                                                  ============      ==========

     The change in the deferred tax asset valuation for the period ended February 28, 2003 was approximately $225,815 increase.

     A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

                   Statutory U.S. federal rate            34.00 %
                   State income taxes                      4.95
                                                        --------
                                                          38.95 %
                                                        ========

     The Company's provision for income taxes differs from applying the statutory U.S. federal income tax rate to income before income taxes. The primary differences result from providing for state income taxes and from deducting certain expenses for federal income tax purposes but not for financial statement purposes.

     The Company has a consolidated tax loss carryforward of $2,963,776 which expires through 2021. However, because of the Section 382 limitation, the portion of the Company's total net operating loss carryforward which may be utilized through expiration is not currently known but it is more like than not that the tax loss carryforwards will not be utilized before expiration.

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


5.   STOCKHOLDERS' EQUITY
     --------------------

     The Company has issued stock purchase warrants related to the issuance of "bridge" loans (75,000 related party).

        Date               Expiration         Price       Number
       Issued                 Date           Per Share   of Shares
     ---------------    -----------------    ---------   ---------
     09-14-2000            09-14-2003        $  1.00       100,000
     03-14-2001            03-14-2003           1.00        65,000
     04-03-2001            04-03-2003           1.00        10,000
     07-15-2001            07-15-2003           1.00        11,500
                                                         ----------
                                                           186,500
                                                         ==========

6.   STOCK SPLIT
     -----------

     On May 29, 2003, the Board of Directors authorized up to a 16,000,000 to 1 split of common stock to stockholders of record on June 30, 2003 for the purpose described in Note 11. Stockholders' equity and loss per share amounts in the accompanying financial statements have been adjusted for the split as of June 30, 2003 amounting to 12,775,616 shares outstanding as of that date.

7.   COMMITMENTS
     -----------

     The Company is subject to extensive federal, state and local environmental laws and regulations. These requirements, which change frequently, regulate the discharge of materials into the environment. The Company believes it is in compliance with existing laws and regulations.

8.   IMPAIRMENT OF LONG-LIVED ASSETS
     -------------------------------

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", requires that an asset be evaluated for impairment when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows of the asset. In accordance with the provisions of SFAS No. 144, the Company reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis. The fair value of impaired assets is determined based on quoted market prices in active markets, if available, or upon the present values of expected future cash flows using discount rates commensurate with the risks involved in the asset group. The long-lived assets of the Company, which are subject to evaluation, consist primarily of oil and gas properties and oil field service equipment . There were no impairments required for the fiscal years ended February 28, 2003 or 2002.

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


9.   RELATED PARTIES
     ---------------

     The Company rents its Lakewood, Colorado office from a related party at $400 per month on a month to month basis.

     Related party receivables and payables are as follows:

         Due from officers - advances                           $   17,000
         Accrued expenses due officers - accrued salaries         (198,000)
         Due to officers - cash advance                            (19,500)
         Due to parent - cash advances                            (210,629)

10.  BUSINESS ACQUISITION
     --------------------

     Effective June 21, 2001 the Company acquired all of the issued and outstanding shares of Skyline, a natural gas and oil exploration company. The business combination has been accounted for as a purchase. The results of operations of Skyline have been included in the accompanying consolidated financial statements since the date of acquisition. In exchange for all of the issued and outstanding shares of Skyline, the Company issued 1,579,000 shares of its common stock valued at $1,386,965 and forgave an outstanding loan to Skyline of $1,175,000. The purchase price was allocated as follows:

         Cash                                     $    15,730
         Other current assets                          59,557
         Oil and gas properties                     2,866,863
         Liabilities assumed                         (380,185)

     The assets acquired and liabilities assumed were recorded at their fair market value. There was no goodwill recorded as a result of the purchase.

     The  following  pro  forma   (unaudited)   information   assumes  that  the
     acquisition took place at the beginning of the year ended February 28, 2002.

         Net sales                        $       -
         Net (loss)                       $(798,476)
                                           =========
         Net (loss) per share:                    -
           Basic and fully diluted        $    (.08)
                                           =========

11.  SALE OF OIL AND GAS PROPERTIES AND RETAINED PRODUCTION PAYMENT
     --------------------------------------------------------------

     The Company sold certain oil and gas properties for a total sales price of $160,000. The Company received a promissory note in the amount of $160,000 collateralized by the property. The note bears an imputed interest rate of 6%. The purchaser is obligated to make payments out of the gross revenue generated from the existing wells on the property plus any additional wells drilled at the rate of 15% of gross revenues after royalties and taxes. Payments are to commence on or before May 25, 2003 and to continue until

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


11.  SALE OF OIL AND GAS PROPERTIES AND RETAINED PRODUCTION PAYMENT (Continued)
     --------------------------------------------------------------------------

     paid in full. Purchaser also agreed to spend a minimum of $50,000 on or before June 1, 2003 in improvements to the properties. The sale is recorded as a retained production payment in the amount of $90,000 after giving effect to the imputed interest and the fair value of the properties transferred. No gain or loss was recognized in the exchange.

     The Company sold a 36.67% interest in certain oil and gas properties for a total sales price of $400,000 in cash and $500,000 carried interest in its remaining 30% interest. Under the provisions of SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies" the $400,000 was recorded as a reduction of basis and the Company records no cost in future drilling costs until its share of costs exceeds $500,000. No gain or loss was recognized in the exchange. Per the Purchase and Sale Agreement dated February 17, 2003, $25,000 was paid at the time the letter of intent was entered into on January 14, 2003, and the $375,000 was to be paid upon execution of the Participation Agreement. The Company was paid the $375,000 on March 26, 2003.


12.  SUBSEQUENT EVENT
     ----------------

     On February 28, 2003, New Frontier Energy, Inc. received assets and liabilities related to oil and gas production and exploration from its parent Wyoming Oil & Minerals, Inc., in anticipation of a spin-off of New Frontier Energy, Inc. and its subsidiary, Skyline Resources, Inc from Wyoming Oil & Minerals, Inc. (the parent). A spin-off constitutes a distribution to the Wyoming Oil & Minerals, Inc. shareholders of the subsidiary's stock.

13.  MARKET RISK
     -----------

     The Company's major market risk exposure is in the pricing applicable to its oil and gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot prices applicable to its natural gas production. Historically, prices received for oil and gas production have been volatile and unpredictable and price volatility is expected to continue.

14.  CONTINUING OPERATIONS
     ---------------------

The Company has accumulated operating losses of $1,226,306 since inception and at February 28, 2003 current liabilities exceeded current assets by $308,486. These factors raise doubt as to the Company's ability to continue as a going concern. Management's plan to alleviate the going concern issue includes a commitment from Wyoming Oil & Minerals, Inc. to provide working capital from a portion of the proceeds of a private placement which Wyoming Oil & Minerals, Inc. is in the process of completing. As of June 30, 2003 Wyoming Oil & Minerals, Inc. has received approximately $1,064,000 in the private placement and has transferred $100,000 to New Frontier Energy, Inc. and has signed a funding certification to transfer an additional $600,000 in July, 2003. The Company is also in ongoing discussions with potential capital sources although there has been no acceptance by any of the potential sources.

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


15.  LITIGATION
     ----------

     The Company has been advised that the Company's subsidiary, Skyline Resources, Inc., has been threatened with a civil lawsuit arising from an indemnification agreement allegedly executed on behalf of Skyline. The threat apparently arises from a lease option agreement executed by the Company in 2002. It is a threatened third-party claim in connection with a currently pending matter. The Company believes that since the option was never exercised, the claim is without merit. However, the claim has not been filed, and no detailed investigation has yet been undertaken. If the claim is filed, Skyline intends to vigorously defend the matter.

16.  SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited)
     -------------------------------------------------

     Capitalized Costs
     -----------------

     Capitalized   costs  relating  to  the  Company's  oil  and  gas  producing activities as of February 28, 2003 are as follows:

         Proved properties                                  $   106,000
         Unproved properties                                  2,644,473
                                                             -----------

                                                            $ 2,750,473
                                                             ===========

     Accumulated depreciation and depletion                 $    52,918
                                                             ===========

     Costs incurred in oil and gas property acquisition, exploration and development activities

     Costs incurred in oil and gas property acquisition, exploration and development activities, including capital expenditures, are summarized as follows for the year ended February 28, 2003 (all in the United States):

         Property acquisition costs:
           Proved properties                      $        -
           Unproved properties                    $  154,940
           Exploration costs                      $   59,703
           Development costs                      $        -

     Results of operations for oil and gas producing activities

     The results of operations for oil and gas producing activities, excluding capital expenditures and corporate overhead and interest costs, are as follows for the year ended February 28, 2003 (all in the United States):

         Revenues                                 $      690
         Production costs                              5,070
         Exploration costs                            59,703
         Depreciation and depletion                        -
                                                   ----------

                                                  $  (64,083)
                                                   ==========

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


16.  SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited) (Continued)
     -------------------------------------------------------------

     Oil and Gas Reserve Quantities
     ------------------------------

     In accordance with SFAS Statement No. 69 "Disclosure About Oil and Gas Activities," the Company presents estimates of oil and gas reserves in order to assist the reader in making an evaluation of the Company's reserves. Inherent in the reserve evaluation process are numerous risks associated with attempting to quantify unknown volumes and unknown costs. The reader is reminded therefore that the following information is not presented as actual, but rather as estimates of future expectations. The following information was based on year end prices. The reader is reminded that oil and gas prices have fluctuated since year end and management foresees further fluctuation, both up and down.

     The estimates of ending proved reserves and related valuations were determined by management due to the small amount of reserves. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development and other factors.

     Proved reserves are reserves judged to be economically producible in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made and assuming continuation of current regulatory practice using conventional production methods and equipment. Proved developed reserves are those expected to be recovered through existing wells with existing equipment and operating methods.

     Presented below is a summary of the changes in estimated proved reserves of the Company, all of which are located in the United States, for the year ended February 28, 2003:

                                                           Oil        Gas
                                                         (bbls)      (mcf)
                                                        --------   --------
         Proved reserves:
           Beginning of period                                -          -
           Revisions of previous estimates                    -          -
           Transfer of minerals in place from parent      2,947     60,706
           Production                                         -          -
           Sales of minerals in place                         -          -
                                                        --------   --------

         End of period                                    2,947     60,706

         Proved developed reserves:
           Beginning of year                                  -          -
                                                        --------   --------
           End of year                                    2,947     60,706
                                                        ========   ========

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


16.  SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited) (Continued)
     -------------------------------------------------------------

     Standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves

     SFAS Statement No. 69, "Disclosures About Oil and Gas Activities," prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed those guidelines which are briefly discussed below.

     Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimated future income taxes are computed using year-end statutory income tax rates, including consideration for previously legislated future statutory depletion rates and investment tax credits. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

     The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves or their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     Presented below are the standardized measure of discounted future net cash flows and changes therein relating to proved reserves as of the year ended February 28, 2003.

         Future cash inflows                       $   310,206
         Future production and
          Development costs                            (45,499)
         Future income tax expenses                          -
                                                    -----------
         Future net cash flows                         264,707

         10% annual discount for
          estimated timing of cash flows              (168,545)
                                                    -----------
         Standard measure of discounted
          future net cash flows                    $    96,162
                                                    ===========

                            NEW FRONTIER ENERGY, INC.
                   Notes to Consolidated Financial Statements


16.  SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited) (Continued)
     -------------------------------------------------------------

     Standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves

     The following are the principal sources of changes in the standardized measure of discounted future net cash flows:

                                                                  2003
                                                               ----------
         Sales and transfers of oil and gas produced,
          net of production costs                             $        -
         Net changes in prices                                         -
         Revisions of previous quantities estimates                    -
         Transfer of minerals in place from parent                96,162
         Accretion of discount                                         -
         Net changes in income taxes                                   -
                                                               ----------

         Net increase                                             96,162

         Estimated standardized measure:
           Beginning of year                                           -
                                                               ----------

           End of year                                        $   96,162
                                                               ==========

     You should  rely  only on the information
contained  in  this document  or  that we have
referred  you  to.   We  have  not  authorized          12,775,616 Shares
anyone  to provide  you with  information that
is different.  This prospectus is not an offer
to sell common stock and  is not soliciting an
offer to buy common stock in  any state  where            NEW FRONTIER
the offer or sale is not permitted.                       ENERGY, INC.

     Until _____________, 2003, (90 days after            Common Stock
the date of this prospectus), all dealers effecting transaction in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.


          -------------------                          ------------------
           TABLE OF CONTENTS                               PROSPECTUS
                                                       ------------------

Caption
-------
Summary.....................................1
Risk Factors................................2
Forward-Looking Statements.................11
The Distribution...........................12
Management's Discussion and Analysis or
Plan of Operation..........................17
Business...................................24
Management.................................27
Security Ownership of Certain Beneficial                  __________, 2003
Owners and Management......................34
Federal Income Tax Considerations..........36
Description of Our Common Stock............36
Comparison of Shareholder's Rights.........39
Where You Can Find More Information........45
Legal Matters..............................46
Experts....................................47
Consolidated Financial Statements..........47

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Included in prospectus beginning at page 33.

Item 25. Other Expenses of Issuance and Distribution


     Description of Expenses                                            Amount
     -----------------------                                         -----------
     SEC filing fee...............................................  $     175.50
     Legal fees and expenses......................................     25,000.00
     Accounting fees and expenses..................................     5,000.00
     Blue Sky filing fees and expenses.............................     1,500.00
     Printing......................................................     2,500.00
     Transfer Agent, fees and expenses.............................     1,000.00
     Miscellaneous.................................................     4,824.50

     Total                                                           $ 40,000.00

Item 26. Recent Sales of Unregistered Securities

     The following information describes securities sold by New Frontier Energy, Inc. within the past three years without registration under the Securities Act of 1933 ("the Securities Act"):

     On January 10, 2000, the Company issued a total of 4,200,000 shares of its common stock to five individuals for a total of $4,200, or $.001 per share. Each of these individuals was an officer or director of the Company or its administrative assistant.

     In May and July 2000, the Company issued an additional 575,000 shares of its common stock to six individuals for a total sale proceeds of $57,500, or $.10 per share. Each of the purchasers had a preexisting relationship with officers or directors of the Company.

     On December 12, 2000, the Company issued 40,000 of its common stock to an attorney for legal services rendered to the Company in an amount equal to $9,098.12. The attorney had provided legal services to the Company since its inception.

     In January 2001, the Company issued a total of 600,000 shares to two individuals for proceeds of $60,000. This purchaser also had a preexisting relationship with the certain officers and directors of the Company.

     In each of the foregoing cases, the Company relied on the nonpublic offering exemption provided by Section 4(2) of the Securities Act. Because of their relationship to the Company and the officers or directors of the Company, each of the purchasers was afforded access to the type of information that would have been contained in a registration statement. Each offeree had such knowledge and experience in financial and business matters that he could evaluate the merits and risks of the investment. Each of the certificates representing the common stock issued in those transactions was embossed with a legend restricting transfer in accordance with applicable rules and the Company maintained stop transfer procedures with regard to the shares.

     Between March and July 2001, the Company issued a total of 974,500 shares of its common stock to 43 individuals or entities for total proceeds of $974,500, or $1 per share. In this offering, the Company relied on the exemption provided by Rule 504 of Regulation D for this offering. No form of public solicitation was utilized in connection with the offering of these shares. Also, all of the certificates representing common stock issued by the Company contained a legend restricting transfer under applicable provisions of the Securities Act.

     Also in May 2001, the Company issued $1,500,000 face amount promissory notes in a placement to five individuals or entities. The Company relied on the exemption provided by Rule 506 of Regulation D. The Company reasonably believed that each of the purchasers was an "accredited investor" within the meaning of Rule 501 of Regulation D. No form of public solicitation was used in connection with the offering of these notes. Further, the Company reasonably believed that each of the individuals or representatives of the entities had sufficient knowledge and experience to be able to evaluate the merits and risks of the investments. Finally, the Company took steps to insure that the notes were restricted from transfer.

     In June 2001, the Company issued 1,579,000 additional shares of its common stock to the former shareholders of Skyline Resources, Inc., which the Company acquired in a share exchange. The Company also relied on the exemption provided by Rule 506 of Regulation D. No form of public advertising was used in connection with the offering. Each of the former Skyline shareholders executed a subscription agreement confirming his or her status as an accredited investor under Rule 501, and that such shareholder had sufficient knowledge and experience to be able to evaluate the merits and risks of the offering. Also, each of the Company's certificates was restricted from transfer under applicable provisions of the Securities Act.

     Finally, in the second half of calendar 2001, the Company converted $463,744 in previously issued face amount promissory notes to 580,006 shares of its common stock. The Company also relied on the exemption from registration provided by Rule 506. The Company reasonably believed that each of these shareholders was an accredited investor as defined in Rule 501. No form of public solicitation was used and certificates representing the stock were restricted from resale.

     Following acquisition of the Company by Wyoming Oil & Minerals, Inc., the 8,556,922 shares then outstanding was split and converted into one share. Subsequently, in connection with the proposed distribution described in this registration statement, the one share of the Company owned by WYOG was split into 12,775,616 shares to facilitate the proposed distribution.

Item 27. Exhibits

  Exhibit
    No.                                       Description
----------               ------------------------------------------------------

   1                     Not applicable.

   2                     Not applicable.

   3.1 Articles of Incorporation of the Company as filed on January 7, 2000 with the Colorado Secretary of State

   3.2 Articles of Amendment to the Articles of Incorporation filed on March 7, 2001 with the Colorado Secretary of State

   3.3                   Bylaws of the Company

   4*                    Form of Certificate for Common Stock

   5                     Opinion re: legality of securities - Included with
                         Exhibit 23.2

   8                     Not applicable.

   9                     Not applicable.

   10.1                  Form of Equity Incentive Plan

   10.2(1) Purchase and Sale Agreement between Skyline Resources, Inc. and Cedar Ridge LLC dated February 17, 2003

   10.3(1)               Participation Agreement between Skyline Resources, Inc.
                         and Cedar Ridge LLC dated March 24, 2003

   10.4(1) Operating Agreement between Cedar Ridge LLC, Operator and Skyline Resources, Inc., and Slaterdome Gas, Inc. Non-Operators dated February 28, 2003

   10.5*                 Form of Employement Agreement

   10.6                  Wyoming Oil & Minerals, Inc. Distribution Trust dated
                         June 6, 2003

   11                    Not applicable.

   15                    Not applicable.

   16                    Not applicable.

   21                    Subsidiaries of the Registrant

   23.1                  Consent of Maurice M. Morton, CPA.

   23.2                  Consent of Dufford & Brown, P.C.

   24 Power of Attorney (included in the signature page to this registration statement)

   25                    Not applicable.

   26                    Not applicable.

   99                    Not applicable.

-------------------------------
*    To be filed by amendment.

(1) Filed by Wyoming Oil & Minerals, Inc. as an Exhibit to its Form 8-K filed dated March 27, 2003 and incorporated herein by reference.
-------------------------------

Item 28. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the County of Arapahoe, State of Colorado on this 2nd day of July 2003.


                                            NEW FRONTIER ENERGY, INC.

                                            By:  /s/ Paul G. Laird
                                                 ----------------------------
                                                 Paul G. Laird, President and
                                                 Chief Executive Officer



                                POWER OF ATTORNEY

     We, the undersigned officers and directors of New Frontier Energy, Inc., do hereby constitute and appoint Paul M. Laird or Les Bates to be our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Paul G. Laird          President, and Chief                    July 2, 2003
------------------------   Executive Officer
Paul G. Laird


/s/ Les Bates              Treasurer, Chief Accounting and         July 2, 2003
------------------------   Financial Officer, Secretary
Les Bates                  and Director


/s/ Bill M. Conrad         Director                                July 2, 2003
------------------------
Bill M. Conrad

/s/ Raymond E. McElhaney   Director                                July 2, 2003
------------------------
Raymond E. McElhaney

/s/ Grant I. Gaeth         Director                                July 2, 2003
------------------------
Grant I. Gaeth

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this registration statement or incorporated by reference on Form SB-2.

  Exhibit
    No.                                       Description
----------               ------------------------------------------------------
   1                     Not applicable.

   2                     Not applicable.

   3.1 Articles of Incorporation of the Company as filed on January 7, 2000 with the Colorado Secretary of State

   3.2 Articles of Amendment to the Articles of Incorporation filed on March 7, 2001 with the Colorado Secretary of State

   3.3                   Bylaws of the Company

   4*                    Form of Certificate for Common Stock

   5                     Opinion re: legality of securities - Included with
                         Exhibit 23.2

   8                     Not applicable.

   9                     Not applicable.

   10.1                  Form of Equity Incentive Plan

   10.2(1) Purchase and Sale Agreement between Skyline Resources, Inc. and Cedar Ridge LLC dated February 17, 2003

   10.3(1)               Participation Agreement between Skyline Resources, Inc.
                         and Cedar Ridge LLC dated March 24, 2003

   10.4(1) Operating Agreement between Cedar Ridge LLC, Operator and Skyline Resources, Inc., and Slaterdome Gas, Inc. Non-Operators dated February 28, 2003

   10.5*                 Form of Employement Agreement

   10.6                  Wyoming Oil & Minerals, Inc. Distribution Trust dated
                         June 6, 2003

   11                    Not applicable.

   15                    Not applicable.

   16                    Not applicable.

   21                    Subsidiaries of the Registrant

   23.1                  Consent of Maurice M. Morton, CPA.

   23.2                  Consent of Dufford & Brown, P.C.

   24 Power of Attorney (included in the signature page to this registration statement)

   25                    Not applicable.

   26                    Not applicable.

   99                    Not applicable.

-------------------------------
*    To be filed by amendment.

(1) Filed by Wyoming Oil & Minerals, Inc. as an Exhibit to its Form 8-K filed dated March 27, 2003 and incorporated herein by reference.
-------------------------------